UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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ABITIBIBOWATER INC.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AbitibiBowater Inc. (d/b/a Resolute Forest Products)

111 Duke Street, Suite 5000

Montréal, Québec

Canada H3C 2M1

April *, 2012

Dear Stockholder:

We cordially invite you to attend the annual meeting of stockholders of AbitibiBowater Inc., doing business as Resolute Forest Products, which will be held on Wednesday, May 23, 2012, at 8:00 a.m. (Eastern), at the Hilton Charlotte Center City, North Carolina Room, 3rd floor, 222 East Third Street in Charlotte, North Carolina. The accompanying notice of annual meeting and proxy statement contain the details of the business to be conducted at the meeting.

In addition to the formal items of business to be brought before the meeting, we will report on our business and respond to stockholder questions.

Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by Internet or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Resolute’s annual report for 2011 is included in this package, and we urge you to read it carefully.

We look forward to seeing you at the annual meeting.

Sincerely,

Richard Garneau

President and chief executive officer

Richard B. Evans

Chair of the board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 23, 2012

April *, 2012

Dear Stockholder:

The 2012 annual meeting of stockholders of AbitibiBowater Inc., doing business as Resolute Forest Products, will be held on Wednesday, May 23, 2012, at 8:00 a.m. (Eastern), at the Hilton Charlotte Center City, North Carolina Room, 3rd floor, 222 East Third Street in Charlotte, North Carolina, for the purpose of voting on the following matters:

1.	the election of directors for the ensuing year;

2.	an amendment to our certificate of incorporation to change the Company’s corporate name from AbitibiBowater Inc. to Resolute Forest Products Inc.;

3.	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2012 fiscal year;

4.	an advisory vote to approve executive compensation, or the “say-on-pay” vote; and

5.	such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The record date for the determination of the stockholders entitled to vote at our annual meeting, and any adjournment or postponement thereof, is the close of business on April 3, 2012.

Important notice regarding the availability of proxy materials for the annual meeting of stockholders to be held on May 23, 2012:

The proxy statement and our 2011 annual report are available at http://www.resolutefp.com/investors/

By order of the board of directors,

Jacques P. Vachon

Corporate secretary

April *, 2012 Montréal, Québec, Canada

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by AbitibiBowater Inc., doing business as Resolute Forest Products, on behalf of our board of directors for the 2012 annual meeting of stockholders. The annual meeting will be held on Wednesday, May 23, 2012, at 8:00 a.m. (Eastern), at the Hilton Charlotte Center City, North Carolina Room, 3rd floor, 222 East Third Street in Charlotte, North Carolina. Proxy materials for the annual meeting are being mailed or will be made available on or about April 18, 2012.

When we use the terms “Resolute,” “the Company,” “we,” “us” and “our,” we mean AbitibiBowater Inc., doing business as Resolute Forest Products, a Delaware corporation, and its consolidated subsidiaries, unless the context indicates otherwise.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who is entitled to vote at the annual meeting?

Owners of Resolute’s common stock at the close of business on April 3, 2012, the record date for the annual meeting, are entitled to receive the notice of annual meeting and to vote their shares at the meeting. On that date, there were [97,092,382] shares of common stock outstanding and entitled to vote and there were approximately 2,700 holders of record. Each share of common stock is entitled to one vote for each matter to be voted on at the annual meeting.

What is the difference between holding shares as a stockholder of record and through an intermediary?

You are a stockholder of record if you own shares of common stock that are registered in your name with our transfer agent, Computershare Trust Company, N.A. If you are a stockholder of record, the transfer agent is sending these proxy materials to you directly.

If you hold shares of common stock indirectly through a broker, bank or similar institution (which we refer to as an “intermediary institution”), you are a “street name” holder and these materials are being sent to you by the intermediary institution through which you hold your shares. If you provide specific voting instructions by mail, telephone or the Internet, your intermediary institution will vote your shares as you have directed.

What do I need to do to attend the annual meeting?

Attendance at the annual meeting is generally limited to our stockholders and their authorized representatives. All stockholders must bring an acceptable form of identification, like a driver’s license, to attend the meeting in person. If you hold your shares in street name and you plan to attend the annual meeting, you must bring an account statement or other suitable evidence that you held shares of common stock as of the record date to be admitted to the meeting. For directions to the annual meeting you may contact our investor relations department by following the instructions on our website at www.resolutefp.com/investors.

Any representative of a stockholder who wishes to attend must present acceptable documentation evidencing his or her authority, suitable evidence of ownership by the stockholder of common stock as described above and an acceptable form of identification. We reserve the right to limit the number of representatives for any stockholder who may attend the meeting.

What methods can I use to vote?

If you are a registered holder, you may vote:

•	By mail. Complete, sign and date the proxy card or voting instruction card and return it in the pre-paid envelope enclosed with these materials.

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By telephone or Internet. You can vote over the telephone by calling 1-800-652-VOTE (8683) within Canada, the U.S. and its territories or through the Internet at www.envisionreports/ABH. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

•	In person. You can vote in person at the meeting. See What do I need to do to attend the annual meeting?

If you are a street name holder, you may vote:

•	By mail. By returning a properly executed and dated voting instruction form by mail, depending upon the method(s) your intermediary makes available.

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By telephone or Internet. You can vote over the telephone or through the Internet at the number and website address indicated in your intermediary institution’s voting instructions. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly.

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In person. You can vote in person at the meeting if you bring a valid “legal proxy,” which you can obtain from your intermediary institution through which you hold your shares. See What do I need to do to attend the annual meeting?

What is a broker non-vote?

If you are a street name holder, you must instruct your intermediary institution how to vote your shares. If you do not, your shares will not be voted on any proposal for which the broker does not have discretionary authority to vote, which is referred to as a “broker non-vote.” In these cases, the broker can register your shares as being “present and entitled to vote” for purposes of determining the quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange, or “NYSE”. Under those rules, your intermediary institution has discretionary voting authority to vote your shares on the amendment to our certificate of incorporation to change the Company’s corporate name and on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, even if it does not receive voting instructions from you. But the election of directors and the advisory say-on-pay vote are non-discretionary items, and they may not be voted upon by your broker without specific voting instructions from you. Accordingly, your shares would not be voted on these matters.

Is there a list of stockholders entitled to vote at the annual meeting?

A list of stockholders of record entitled to vote at the meeting will be available for inspection at the meeting and for the ten days prior to the meeting for any purpose germane to the meeting during ordinary business hours at Resolute Forest Products, 111 Duke Street, Suite 5000, Montréal, Québec, Canada H3C 2M1, from May 11, 2012 through May 22, 2012.

What is the quorum for the annual meeting?

The presence of the holders of shares of common stock representing at least one-third of the voting power of all common stock issued and outstanding and entitled to vote at the meeting, in person or by proxy, is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes are considered present for purposes of determining a quorum.

How will my shares be voted at the annual meeting?

At the meeting, the persons named in the proxy card or, if applicable, their substitute(s) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted:

•	FOR the election of each director nominee

•	FOR the amendment to change the Company’s corporate name to Resolute Forest Products Inc.

•	FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm

•	FOR the advisory resolution approving executive compensation

Can I revoke my proxy?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	giving written notice to the Company’s corporate secretary;

•	delivering a valid, later-dated proxy, or later-dated vote by telephone or on the Internet, before the annual meeting; or

•	voting in person at the annual meeting.

If you are a street name holder, you may submit new voting instructions by contacting your intermediary institution.

All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting.

What are the voting requirements for the approval of each matter presented at the annual meeting?

•	Election of directors. Under our by-laws, directors are elected by a plurality vote. Withhold votes, abstentions and broker non-votes will not affect the outcome of the director election.

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Name change amendment. Under Delaware corporate law, an amendment to the certificate of incorporation must be approved by a majority of the votes outstanding and entitled to vote. Abstentions and broker non-votes will have the same effect as a vote “against” this proposal.

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Ratification of PricewaterhouseCoopers LLP. The ratification of the appointment of an independent registered public accounting firm is not required under our by-laws but we are asking as a matter of good governance. A majority of the votes present and entitled to vote at the meeting must vote to approve the ratification of PricewaterhouseCoppers LLP as our independent registered accounting firm for the 2012 fiscal year for the ratification to pass. Abstentions will have the same effect as a vote “against” this proposal.

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Advisory vote on executive compensation. Under our by-laws, a majority of the votes present and entitled to vote at the meeting must vote to adopt, on an advisory basis, the resolution approving compensation of our named executive officers. Abstentions will have the same effect as a vote “against” this proposal, but broker non-votes will have no effect.

Will my vote be confidential?

Yes. We have a policy of confidentiality in the voting of stockholder proxies. Individual stockholder votes are kept confidential, unless disclosure is necessary to meet applicable legal requirements to assert or defend claims for or against the Company or made during a contested proxy solicitation, tender offer or other change of control situation.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies for the annual meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers or employees telephonically, electronically or by other means of communication. Our directors, officers and employees will receive no additional compensation for any such solicitation. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return by mail, or submit via the Internet or by telephone, each proxy card and voting instruction card you receive. If you would like to consolidate multiple accounts at our transfer agent, please contact Computershare Trust Company, N.A. at (866) 820-6919 (toll free for Canada and the U.S.) or (781) 575-3100.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the Securities and Exchange Commission, or the “SEC,” called “householding,” pursuant to which stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the notice of annual meeting and proxy statement and our 2011 annual report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding would not in any way affect dividend check mailings, if any.

If you participate in householding and wish to receive a separate copy of this notice of annual meeting and proxy statement, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact our transfer agent.

If you are a street name holder, you can request information about householding from your intermediary institution.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles

The board has adopted a formal set of corporate governance principles and practices, which we refer to as the “corporate governance principles.” The purpose of the corporate governance principles, which are available on our website (www.resolutefp.com/About_Us/Corporate_Governance), is to provide a structure within which directors and management can pursue the Company’s objectives for the benefit of stockholders and within which directors can supervise Company management. The corporate governance principles are guidelines intended to serve as a flexible framework within which the board may conduct its business, and not as a set of legally binding obligations.

The corporate governance principles outline the board’s responsibilities and the interplay among the board and its committees in furthering the Company’s overall objectives. The corporate governance principles note the board’s role in advising management on significant issues facing the Company and in reviewing and approving significant actions. In addition, the corporate governance principles highlight the principal roles of certain committees of the board, including:

•

The board’s selection and evaluation of senior executive officers, including the president and chief executive officer, with assistance from the human resources and compensation/nominating and governance committee, and succession planning.

•	The administration of executive and director compensation by the human resources and compensation/nominating and governance committee, with final approval by the board.

•	The selection and oversight of our independent registered public accounting firm and oversight of public financial reporting by the audit committee.

•

The evaluation of candidates for board membership and the oversight of the structure and practices of the board, the committees and corporate governance matters in general by the human resources and compensation/nominating and governance committee, including annual assessment of board and committee effectiveness.

Our corporate governance principles also include, among other things:

•	General qualifications for board membership, including independence requirements (with, among other things, the categorical standards for board determinations of independence).

•	Director responsibilities, including board and stockholder meeting attendance and advance review of meeting materials.

•	Provisions for director access to management and independent advisors, and for director orientation and continuing education.

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An outline of management’s responsibilities, including production of financial reports and disclosures, implementation and monitoring of internal controls and disclosure controls and procedures, development, presentation and implementation of strategic plans and setting a strong ethical “tone at the top.”

Director Independence

The Company’s corporate governance principles, which are described above, include certain standards concerning the independence of board members, which standards are designed to comply with the standards established by the SEC and the NYSE. They include the following:

•

Each member of the board, except for the president and chief executive officer and, at the discretion of the board, up to two additional directors, must be “independent.” The applicable definition of “independence” is based on the NYSE’s corporate governance standards, which also require a majority of directors to be “independent,” and rules established by the SEC.

•	Each member of the audit committee and the human resources and compensation/nominating and governance committee must be “independent.”

•

The independent directors must meet in executive session at least annually without any non-independent director or executive officer. The independent directors will also meet in executive session at the end of any board meeting at the request of any independent director. The chair presides at these meetings.

On the basis of information solicited from each director, and upon the advice and recommendation of our human resources and compensation/nominating and governance committee, the board has determined that seven out of the Company’s incumbents and the nominee are “independent,” as defined in the NYSE’s corporate governance standards and our by-laws, namely: directors Richard B. Evans, Richard D. Falconer, Jeffrey A. Hearn, Alain Rhéaume, Bradley P. Martin (nominee), Michael S. Rousseau and David H. Wilkins. The board has also determined that each member of the audit committee and the human resources and compensation/nominating and governance committee satisfies the requirements for independence, including, in the case of members of the audit committee, the additional independence standards required for audit committee members under NYSE rules. As part of these determinations, which included considering the relationships described below under Related Party Transactions and the categories of relationships below, the board determined that none of the independent directors has a direct or indirect material relationship with the Company other than his role as a director or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our corporate governance principles reflect the board’s determination that the following categories of relationships alone are not material and will not impair a director’s independence:

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Ownership of less than 5% of the equity of, or being a director of, another company that does business with the Company where the annual sales to, or purchases from, the Company are less than 5% of the annual revenues of either company.

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Ownership of less than 5% of the equity of, or being an executive officer or director of, an unaffiliated company that is indebted to the Company (or to which the Company is indebted), where the total amount of either company’s indebtedness to the other is less than 5% of the total consolidated assets of either company.

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Serving as an officer, director or trustee of a charitable organization, where the Company’s charitable contributions to the organization are less than 2% of that organization’s total annual charitable receipts, or $20,000 per year, whichever is less.

The board, acting through the disinterested directors, considered each of the transactions discussed under Related Party Transactions below and determined that they were in compliance with the guidelines. The audit committee is responsible for reviewing and overseeing related party transactions and conflicts of interest situations involving the Company, its directors, officers and related parties.

Codes of Conduct

We have adopted a written code of business conduct that applies to all employees, including our president and chief executive officer, chief financial officer and chief accounting officer. Under the code of business conduct, employees are required to obtain the prior approval of the chief legal officer or, in the case of executive officers, from the human resources and compensation/nominating and governance committee, before entering into any transaction that might present a conflict of interest, including related party transactions with the Company.

The board adopted a separate board of directors’ code of conduct and ethics that applies specifically to directors. The directors’ code of conduct and ethics, among other things, describes our policy concerning the review and approval of conflicts of interest or related party transactions with respect to board members and provides guidance to directors in handling unforeseen situations as they arise. The guidelines provide that each director (1) must avoid every conflict of interest with the Company and must recuse himself or herself from any board decision where a conflict of interest may exist, (2) owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises, (3) must maintain confidentiality of information entrusted to him or her, (4) comply, and oversee the compliance by employees, officers and other directors, with applicable laws, rules and regulations, (5) must deal fairly, and must oversee fair dealing by employees and officers, with the Company’s customers, suppliers, competitors and employees, (6) should promote ethical behavior and (7) protect the Company’s assets and ensure their efficient use.

The codes of conduct are available on our website at www.resolutefp.com/about_us/corporate_governance. In addition, should there be any waiver of or amendment to the codes of conduct, those waivers or amendments will also be posted on our website.

Board Leadership Structure; Communication with Independent Directors

The Company’s business is managed under the direction of the board, with the board delegating the management of the Company to the president and chief executive officer, working with other executive officers, in a manner consistent with the Company’s objectives and in accordance with its by-laws. This delegation of authority is not intended to minimize the board’s supervisory duties, as more fully set forth in our corporate governance principles.

Mr. Evans, the Company’s chair of the board and an independent director, presides over each board meeting and the separate meetings of independent directors in executive session. Our by-laws provide that in the event the chair of the board is not an independent director, an independent director selected by a majority of the board will serve as lead director, whose responsibilities include, among other things, chairing any meeting of the independent directors in executive session.

Stockholders and other interested persons that would like to communicate with the independent directors may send an e-mail to independentdirectors@resolutefp.com or send a written communication to: Resolute Forest Products Independent Directors, c/o Resolute Forest Products Corporate Secretary, 111 Duke Street, Suite 5000, Montréal, Québec, Canada, H3C 2M1. The Company’s corporate secretary will forward those communications to the intended recipients and will retain copies for the Company’s records.

Regardless of the method of communication, no message will be screened or edited before it is delivered to the intended recipient(s), who will determine whether to relay the message to other members of the board.

Board’s Role in Risk Oversight

Management is responsible for assessing and managing risk, subject to oversight by our board. The board executes its oversight responsibility for risk assessment and risk management directly through its committees, as follows:

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Audit committee. The audit committee periodically reviews management’s plans to manage the Company’s exposure to financial risk, and reports or makes recommendations on significant issues to the board. To the extent deemed appropriate in fulfilling its responsibilities, the audit committee also discusses and considers the Company’s policies with respect to general risk assessment and risk management, and reviews contingent liabilities and risks that may be material to the Company, including major legislative and regulatory developments that could materially impact the Company’s contingent liabilities.

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Environmental, health and safety committee. The environmental, health and safety committee reviews the Company’s outstanding and potential liabilities related to environmental, health and safety matters. In addition, the environmental, health and safety committee reviews with management all significant environmental incidents or occupational accidents within the Company and any events of material non-compliance. The committee also monitors the Company’s relationships with external environmental, health and safety regulatory authorities, which are critical to our business operations.

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Finance committee. The finance committee reviews at least annually a report prepared by management on the financial health, from an actuarial perspective, of the benefit plans of the Company’s subsidiaries, and related funding obligations. In addition, at least annually and as needed, the finance committee reviews the adequacy of management’s plans and processes to manage the Company and its subsidiaries’ exposure to financial risks and the Company and its subsidiaries’ insurance principles and coverage, including those associated with the use of derivatives, currency and interest rates swaps and other risk management techniques. The finance committee also reviews, as needed, the actual and projected financial situation and capital needs of the Company in light of the Company’s business plan and strategy, cash plan, short-term investment policy, balance sheet, dividend policy, issuance or repurchase of Company stock and capital structure (e.g., the respective levels of debt and equity, the sources of financing and equity, the Company’s financial ratios and credit rating policy).

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Human resources and compensation/nominating and governance committee. As further described below, the human resources and compensation/nominating and governance committee assists the board in discharging its responsibilities with respect to human resources strategy, policies and programs and matters relating to the use of human resources and also assists the board in fulfilling its responsibilities to ensure that the Company is governed in a manner consistent with its by-laws and in the best interests of its stockholders. The human resources and compensation/nominating and governance committee also considers the impact of the Company’s executive compensation program and the incentives created by the compensation awards on the Company’s risk profile, and reviews all of the Company’s compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. The board believes that these roles are important in managing the Company’s reputational risk.

The board does not view risk in isolation. Risks are considered in virtually every business decision, including those related to the Company’s strategic plan and capital structure.

Director Qualifications and Nomination Process

We believe that each director should possess high personal and professional ethics, integrity and values, an inquiring and independent mind as well as practical wisdom, vision and mature judgment. He or she should also have substantial training and experience at the policy-making level in business, government, or education and/or expertise that is useful to the Company and complementary to the background and experience of other board members, so that an optimum balance of expertise among members on the board can be achieved and maintained. In light of other business and personal commitments, he or she should also be willing and able to devote the required amount of time to diligently fulfill the duties and responsibilities of board membership, and be committed to serve on the board over a period of years to develop knowledge about the Company’s operations.

With respect to the human resources and compensation/nominating and governance committee’s evaluation of nominee candidates, including those recommended by stockholders, the committee has no formal requirement or minimum standard for the evaluation of nominees. Rather, the committee considers each candidate on his or her own merits. But in evaluating candidates, some of the specific areas of expertise and experience that we believe to be important in light of our business are listed below; ideally, these areas should be represented by at least one board member:

•	professional services, such as lawyers, investment bankers and university professors

•	politics/government relations

•	management/operating experience, such as a chief executive officer, chief operating officer or senior manager

•	financial/accounting experience, such as a chief financial officer, certified financial analyst or chartered public accounting or analyst

The applicable aspects of each director’s experience, qualifications and skills that the board considered in their nomination in light of the foregoing are included in their individual biographies. It is also desirable that each member of the board has recent experience as a member of the board of at least one other company, preferably a public company.

The board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for our board. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Stockholders who wish to submit director candidates for consideration by our human resources and compensation/nominating and governance committee at the 2013 annual meeting may do so by submitting in writing such candidates’ names, in compliance with the procedures and along with the other information required by our by-laws, to the corporate secretary, Resolute Forest Products, 111 Duke Street, Suite 5000, Montréal, Québec, Canada H3C 2M1, no earlier than February 22, 2013 and no later than March 24, 2013.

Meetings and Committees

The board met 12 times in 2011. No incumbent director attended fewer than 75% of the regular and special meetings of the board and the committees on which the director sits.

We expect each director to attend all regular board meetings, all meetings of the committee(s) on which the director sits and all annual and special meetings of stockholders. All the incumbent directors attended last year’s annual meeting of stockholders.

The board has adopted a written charter for each of its four standing committees: the audit committee, the human resources and compensation/nominating and governance committee, the environmental health and safety committee and the finance committee. Each committee’s charter is available on our website at www.resolutefp.com/about_us/corporate_governance. As the chair of the board, Mr. Evans is an ad hoc member of each board committee.

Audit Committee

The current members of the audit committee are: Alain Rhéaume (chair), Richard D. Falconer and Michael S. Rousseau. The board has determined that each member of the audit committee is “independent” in accordance with the NYSE’s corporate governance standards, our by-laws and rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” The board has determined that each of Messrs. Rhéaume and Rousseau is an “audit committee financial expert” in accordance with SEC rules.

The audit committee oversees our financial reporting, internal controls and audit function process on behalf of the board. Its purposes and responsibilities include:

•	Monitoring the integrity of our financial reporting process, systems of internal control and financial statements.

•	Monitoring the independence and qualifications of our independent registered public accounting firm.

•	Overseeing the audit of the Company’s financial statements.

•	Monitoring the performance of our internal audit function and independent registered public accounting firm.

•	Monitoring our compliance with legal and regulatory requirements that could have an impact on the Company’s financial statements.

•	Foster open communications among the board, management, the independent registered public accounting firm and internal auditors.

•	Reviewing management’s plans to manage the Company’s exposure to financial risk and report or make recommendations on significant issues to the board.

•	Overseeing other matters mandated by applicable rules and regulations as well as listing standards of the NYSE.

The audit committee met 11 times in 2011.

Environmental, Health and Safety Committee

The members of the environmental, health and safety committee are: Jeffrey A. Hearn (chair), Richard D. Falconer and David H. Wilkins. The environmental, health and safety committee monitors the policies, management systems and performance of the Company’s environmental and occupational health and safety matters on behalf of the board.

The primary responsibilities of the environmental, health and safety committee include:

•	Reviewing the adequacy of the environmental, health and safety programs and performance of the Company.

•	Reviewing annually the Company’s environmental, health and safety (i) vision and policies and (ii) strategies and objectives.

•	Reviewing outstanding and potential liabilities for environmental, health and safety matters.

•	Reviewing with management all significant environmental incidents or occupational accidents within the Company and any events of material non-compliance.

•	Monitoring the Company’s relationships with external environmental, health and safety regulatory authorities and with other stakeholders.

The environmental, health and safety committee met four times in 2011.

Finance Committee

The members of the finance committee are: Richard D. Falconer (chair), Alain Rhéaume, Paul C. Rivett and Michael S. Rousseau. Mr. Rivett is not standing for re-election and will therefore no longer be a member of the board or any committee on which he sits, including the finance committee, upon the expiration of his current term of office as a Company director at the annual meeting.

The primary responsibilities of the finance committee include:

•

Reviewing as needed the adequacy of management’s plans to manage the Company’s exposure to financial risk and insurance principles and coverage, including those associated with the use of derivatives, currency and interest rate swaps and other risk management techniques.

•	Reviewing as needed the actual and projected financial situation and capital needs of the Company.

•	Reviewing at least annually the Company’s tax situation and tax strategy.

•	Reviewing as needed the Company’s investor profile and related investor relations and stockholder services of the Company.

•	Reviewing any mergers, acquisitions, divestitures, joint ventures and other similar transactions and capital expenditure projects to be submitted to our board.

•

Reviewing at least once a year a report prepared by management on the financial health, from an actuarial perspective, of the benefit plans of the Company’s subsidiaries, and related funding obligations.

Our finance committee met seven times in 2011.

Human Resources and Compensation/Nominating and Governance Committee

The members of the human resources and compensation/nominating and governance committee are: Jeffrey A. Hearn, Paul C. Rivett (chair) and David H. Wilkins. Mr. Rivett is not standing for re-election and will therefore no longer be a member of the board or any committee on which he sits, including the human resources and compensation/nominating and governance committee, upon the expiration of his current term of office as a Company director at the annual meeting.

The human resources and compensation/nominating and governance committee’s primary responsibilities include:

•	Human resources and compensation

•	Reviewing from time to time and approving the structure of the Company’s executive compensation to ensure the structure is appropriate to achieve the Company’s objectives.

•	Evaluating annually the chief executive officer’s performance and compensation, and participating in such evaluation as it relates to other executive officers of the Company.

•	At least annually, working with the chair of the board and the chief executive officer to plan for chief executive officer succession and reviewing the succession planning with the board.

•	Recommending to the board the appropriate structure and amount of compensation for non-employee directors.

•	Periodically evaluating the Company’s incentive plans and approve proposed amendments to benefit plans.

•	Reviewing and approving employment, severance and change in control agreements.

•	Recommending to the board nominees to serve as officers of the Company.

•	Corporate governance

•	Overseeing and monitoring compliance with the Company’s code of business conduct and the directors’ code of conduct and ethics.

•	Developing and recommending the Company’s corporate governance principles to the board.

•	Making recommendations to the board regarding stockholder proposals and any other matters relating to corporate governance.

•

Considering the impact of the Company’s executive compensation program and the incentives created by compensation awards on the Company’s risk profile, and reviewing all of the Company’s compensation policies and procedures.

•	Board of directors and board committees

•	Annually evaluating the size and composition of the board.

•	Identifying and recommending qualified director candidates to the board and submitting a slate of nominees for election by stockholders at the annual meeting.

•	Considering director candidates proposed by stockholders in accordance with the Company’s by-laws.

•	Ensuring a process by which the board can assess its performance.

•	Assessing the performance of each board committee annually, including a review of board committee charters.

The human resources and compensation/nominating and governance committee met eight times in 2011.

Director Compensation

Director Compensation for 2011

Name	Fees Earned or Paid in Cash (1)(2)	Stock Awards (3)		Option Awards (4)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation	Total
Pierre Dupuis (5)	$37,500	$75,000	(8)	$100,000	$—	$—		$—	$212,500
Richard B. Evans	225,000	75,000	(9)	100,000	—	—		—	400,000
Richard Falconer	97,500	75,000	(8)	100,000	—	6,750	(10)	—	279,250
Richard Garneau (6)	—	—		—	—	—		—	—
Jeffrey Hearn	90,000	75,000	(9)	100,000	—	—		—	265,000
Sarah Nash (7)	52,500	75,000	(9)	100,000	—	—		—	227,500
Alain Rhéaume	100,000	75,000	(8)	100,000	—	—		—	275,000
Paul C. Rivett	82,500	75,000	(8)	100,000	—	—		—	257,500
Michael Rousseau	75,000	75,000	(8)	100,000	—	—		—	250,000
David Wilkins	75,000	75,000	(9)	100,000	—	—		—	250,000

(1)	Retainer fees of all directors were payable in cash, except those of Mr. Falconer, who elected to defer $67,500 of his fees under the new AbitibiBowater Outside Director Deferred Compensation Plan, or “2011 director deferred compensation plan.”
(2)	The director fees are paid quarterly.
(3)	On April 8, 2011, each outside director was granted an equity award with an aggregate grant date fair value of $75,000 each under FASB ASC Topic 718 and covering 2,711 shares of Company common stock (determined by dividing the award value by the arithmetic mean of the high and low prices per share at which the Company’s common stock was traded on the NYSE on April 7, 2011, or $27.66), subject to the 2010 AbitibiBowater Inc. Equity Incentive Plan, or “2010 equity incentive plan.” Awards to Canadian directors were in the form of deferred stock units, or “DSUs,” and awards to U.S. directors were in the form of restricted stock units, or “RSUs” (collectively, “2011 stock unit awards”). For all directors, the 2011 stock unit awards vested in 25% tranches on the last day of each calendar quarter of 2011. Effective as of their terminations of service on June 9, 2011, vesting was accelerated on all RSUs awarded to Ms. Nash and all DSUs awarded to Mr. Dupuis. As of December 31, 2011, the 2011 stock unit awards to Messrs. Evans, Falconer, Hearn, Rhéaume, Rivett, Rousseau and Wilkins were fully vested. Each director’s vested stock unit award had a fair market value of $39,455 on December 31, 2011 (based on the per-share closing trading price on the NYSE of shares of the Company’s common stock on December 30, 2011, or $14.55).
(4)	On the December 9, 2010 emergence date, the board approved stock option awards subject to the 2010 equity incentive plan to each outside director with an aggregate grant date fair value of $100,000 each under FASB ASC Topic 718. The exercise price and the number of shares of Company common stock awarded were not known until the grant date (i.e., January 9, 2011). Each stock option award covers 9,302 shares of Company common stock (determined by dividing the award value by the Black Scholes value of each option, or $10.75), with a strike price of $23.05, determined by using the arithmetic mean of the per-share closing trading price of shares of the Company’s common stock for all trading days from December 10, 2010 through January 8, 2011. The award generally vests in 25% tranches on each of the first four anniversaries of the emergence date. Effective as of the terminations of service of Ms. Nash and Mr. Dupuis on June 9, 2011, vesting was accelerated on the portion of their option awards regularly scheduled to vest on December 9, 2011, and their remaining options were terminated. Their vested options are exercisable through June 9, 2012. All vested and unvested options awarded to Messrs. Evans, Falconer, Hearn, Rhéaume, Rivett, Rousseau and Wilkins covering an aggregate number of 69,766 options, remained outstanding as of December 31, 2011.

(5)	Mr. Dupuis did not stand for re-election at the Company’s 2011 annual meeting, and his term of office automatically expired as of June 9, 2011. He received his annual retainer fee payable through June 30, 2011.
(6)	As required under SEC rules, all of Mr. Garneau’s compensation from the Company for 2011 is set forth in the Summary Compensation Table because he was a named executive officer in 2011.
(7)	Ms. Nash did not stand for re-election at the Company’s 2011 annual meeting, and her term of office automatically expired as of June 9, 2011. She received her annual retainer fee payable through June 30, 2011 and, in recognition of her involvement in compensation and governance matters during her tenure on the board, her additional fee for serving as chair of the human resources and compensation/nominating and governance committee, payable for the full year.
(8)	The April 8, 2011 stock unit awards to Messrs. Dupuis, Falconer, Rhéaume, Rivett and Rousseau were in the form of DSUs.
(9)	The April 8, 2011 stock unit awards to Ms. Nash and Messrs. Evans, Hearn and Wilkins were in the form of RSUs.
(10)	This amount represents “premium DSUs” credited to Mr. Falconer’s account under the 2011 director deferred compensation plan (as described below under AbitibiBowater Outside Director Deferred Compensation Plan) as a result of the deferral of his 2011 fees under such plan.

Standard Compensation Arrangement

Cash Component

Compensation payable to the non-employee directors is based on an annual retainer fee, payable in cash in equal quarterly installments. For 2011, the annual retainer fee was set at $75,000. In recognition of their added responsibilities, the board chair and committee chairs receive additional annual fees, payable in cash in equal quarterly installments. For 2011, the additional annual fee was set at $150,000 for the board chair, $25,000 for the Audit Committee chair and $15,000 for the other committee chairs. The Company reimburses all directors for reasonable expenses incurred in connection with attending board and committee meetings.

AbitibiBowater Outside Director Deferred Compensation Plan

Effective as of April 1, 2011, non-employee directors had an opportunity to defer a portion of their cash fees under the 2011 director deferred compensation plan. Fees deferred pursuant to the 2011 director deferred compensation plan are credited as DSUs for Canadian directors and as RSUs for U.S. directors. DSUs and RSUs have an initial value equal to the fair market value of the Company’s common stock on the trading day immediately before the date they are credited, and their value is always tied to the value of the Company’s common stock. The number of DSUs and RSUs is determined by dividing 110% of the amount of fees deferred by the fair market value of the Company’s common stock on the trading day immediately before the date the fees would otherwise be paid, resulting in a 10% incentive (referred to in the plan as the “premium stock units,” as applicable). DSUs and RSUs credited in respect of this incentive vest over three calendar years. Premium stock units also become fully vested upon a termination of board service for any reason other than “cause.” Non-premium DSUs and RSUs are always fully vested. DSUs are payable in cash upon the earlier of termination of board service or death, subject to vesting of the premium DSUs. For a Canadian director who is not subject to Section 409A of the U.S. Internal Revenue Code, the “Code,” vested DSUs are paid on December 15 of the calendar year following the calendar year of a termination of board service, unless the director provides advance written notice specifying an earlier settlement date. Vested DSUs are paid as soon as administratively feasible after a termination of board service by a Canadian director who is subject to Code Section 409A. RSUs are also paid in cash, but generally in three installments over the first three calendar years following the calendar year in which the RSUs were awarded, subject to vesting of the premium RSUs. Payment of the vested RSUs is accelerated in the case of a termination of board service before one or more scheduled payment dates.

Equity Component

In addition to the cash component of the directors’ compensation, to ensure the directors’ interests are aligned with those of the stockholders, we have traditionally granted annual equity-based awards to each director. Although no awards were granted during the creditor protection proceedings, in 2011, the following grants were made to the non-employee directors under the 2010 equity incentive plan:

•

On the emergence date, the Company approved an award to each director of stock options with a value of $100,000. The exercise price for the emergence equity award was equal to the arithmetic mean of the per-share closing trading price on the NYSE of shares of the Company’s common stock for trading days during the 30 calendar day period beginning on December 10, 2010. While the emergence equity awards were approved in 2010, the grant date for both legal and accounting purposes was January 9, 2011, on which it was determined that 9,302 shares were covered by each emergence equity award, at an exercise price of $23.05 per share. The stock options vest 25% on each of the first four anniversaries of the emergence date as long as the director continues to serve on the Company’s board. Options are ordinarily exercisable for ten years following the grant date, as long as the director continues to serve on the Company’s board during that period. The terms of the stock options also include conditions for accelerated vesting upon death, disability, failure to be re-elected as a director or mandatory retirement, which can result in additional shares being available for exercise. In the event that a director’s service on the board is terminated for “cause,” all of his stock options will be cancelled, including any options that are vested, but have not been exercised. As described above, in connection with their departures effective as of June 9, 2011, the board voted to accelerate vesting on the first tranche of the options awarded to Ms. Nash and Mr. Dupuis that was scheduled to vest on December 9, 2011, and their remaining options were terminated. Their vested options are exercisable through June 9, 2012.

•

On March 23, 2011, the Company approved an award of DSUs to each Canadian director and an award of RSUs to each U.S. director. Each 2011 stock unit award had a dollar value of $75,000. The grant date for both legal and accounting purposes was April 8, 2011, on which it was determined that 2,711 shares were covered by each 2011 stock unit award. The 2011 stock unit awards vested in equal tranches of 25% on the last day of each calendar quarter in 2011 as long as the director continued to serve on the Company’s board. The terms of the 2011 stock unit awards also include conditions for accelerated vesting upon death, disability, failure to be re-elected as a director or mandatory retirement. In the event that a director’s service on the board is terminated for “cause,” all of his stock units will be forfeited, including any stock units that were vested but unsettled. Vested DSUs are settled upon the earliest of a director’s termination of service, death or disability. Vested RSUs are settled in one-third increments on March 31 of 2012, 2013 and 2014, with accelerated settlement in the event of a director’s termination of service, death or disability. As described above, in connection with their departures effective as of June 9, 2011, the board voted to accelerate vesting on Ms. Nash’s full RSU award and Mr. Dupuis’ full DSU award, which were fully settled on June 10, 2011.

	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Vested	Market Value of Shares or Units That Have Vested
Name		Exercisable	Unexercisable
Each Director at 12/31/11 (1)	01/09/11	2,326	6,976	$23.05	01/08/2021	—	$—
Each Director at 12/31/11 (1)	04/08/11	—	—	—	—	2,711	$39,455	(2)

(1)	Richard Garneau’s equity awards are set forth in the Summary Compensation Table as required under SEC rules.
(2)	The fair market value shown is based on the per-share closing trading price on the NYSE of shares of the Company’s common stock on December 30, 2011, or $14.55.

For purposes of the emergence equity awards and the 2011 stock unit awards, “cause” means a director’s (i) commission of a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) engaging in conduct that would bring or is reasonably likely to bring the Company or any of its affiliates or subsidiaries into public disgrace or disrepute, or that would affect the Company’s or any affiliate’s or subsidiary’s business in any material way, (iii) failure to perform duties as reasonably directed by the Company (which, if reasonably curable, is not cured within 10 days after notice thereof is provided to the director), or (iv) gross negligence, willful malfeasance or a material act of disloyalty or other breach of fiduciary duty with respect to the Company, its affiliates or subsidiaries (which, if reasonably curable, is not cured within 10 days after notice thereof is provided to the director).

Stock Ownership Guidelines

We have established stock ownership guidelines for directors to ensure that they are also stockholders, thereby aligning their interests with those of other Company stockholders. Under the guidelines, each director must own shares of Company stock equal to three times the annual cash retainer fee of $75,000 (as of December 31, 2011). For purposes of the guidelines, all shares directly owned and unvested stock units (whether DSUs or RSUs) are included in the calculation. Unexercised stock options are not included in the calculation. Until the guideline is met, directors must hold all shares received upon settlement of stock units (net of taxes) and a number of shares equal to 50% of any gain realized upon option exercise. Compliance will be calculated on the basis of fair market value of the common stock at the time of measurement. At this time, given the number of new directors, the directors do not own sufficient shares as of December 31, 2011 to meet their ownership guidelines.

RELATED PARTY TRANSACTIONS

The Company’s corporate governance principles provide the framework under which we consider “related party transactions,” which are generally relationships and transactions involving more than $120,000 in any fiscal year in which the Company is a participant and in which any director, executive officer, holder of more than 5% of our outstanding common stock or their immediate family members has a direct or indirect material interest. The audit committee, in consultation with the human resources and compensation/nominating and governance committee, is responsible for implementing and overseeing policies and procedures for related party transactions and conflict of interest situations, and also reviews all related party transactions or potential conflict of interest situations involving the Company, its directors, officers and related parties. The board may also create special independent committees from time to time to review certain transactions, including related party transactions. The corporate governance principles provide that directors may not enter into a transaction with the Company without first disclosing the transaction and obtaining advance approval by the board and the audit committee, and the director must recuse himself or herself from board consideration and decision on any such transaction.

The board or the audit committee, acting only through disinterested directors, considered the following related party transaction and determined that it was in compliance with our corporate governance principles.

In connection with our announcement on November 28, 2011, that we would commence a formal take-over bid to acquire all of the issued and outstanding common shares of Fibrek Inc., we entered into lock-up agreements with three significant stockholders of Fibrek, including Fairfax Financial Holdings Limited, or “Fairfax.” Fairfax has beneficially owned more than 5% of our common stock since our emergence from the creditor protection proceedings. Paul C. Rivett is a vice president and the chief legal officer of Fairfax and currently a director on the board, but is not standing for re-election. Bradley P. Martin is vice president for strategic investments with Fairfax and is a nominee to serve as director on the board. Under the lock-up agreement, Fairfaix agreed to tender all of its common shares of Fibrek to our take-over bid, subject to certain conditions. Fairfax has agreed pursuant to its Lock-up Agreement to elect to receive its consideration in the form of either cash or a mix of cash and common shares, but not solely in the form of common shares. We have made no payment nor issued any shares of our common stock to Fairfax in consideration for the Fibrek common shares we propose to acquire from Fairfax pursuant to the take-over bid and the lock-up agreement, if the transaction is consummated.

Other than the lock-up agreement described above, there were no transaction during 2011 in which the Company or any of its subsidiaries was a participant, the amount involved exceeded over $120,000, and any director, director nominee, executive officer or any of their immediate family members had a direct or indirect material interest reportable under applicable SEC rules, nor is there any currently proposed.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Executive Summary

This Compensation Discussion and Analysis, or “CD&A,” provides a detailed description of our executive compensation philosophy and programs, the decisions made under those programs and changes made to reflect our business objectives. While the executive compensation program is generally applicable to our broader senior executive officers, this CD&A focuses on the compensation of our “named executive officers” for 2011:

•	Richard Garneau, president and chief executive officer

•	Jo-Ann Longworth, senior vice president and chief financial officer

•	William Harvey, former senior vice president and chief financial officer

•

Yves Laflamme, senior vice president, wood products, procurement and information technology (before December 1, 2011, senior vice president, wood products, global supply chain and information technology)

•	John Lafave, senior vice president, pulp and paper sales and marketing

•	Jacques P. Vachon, senior vice president and chief legal officer

•	Pierre Rougeau, former executive vice president, operations and sales

A number of the named executive officers represent a new executive team for Resolute on a post-emergence basis. Mr. Garneau, who served as a director from June 2010 through December 31, 2010, was appointed president and chief executive officer, effective January 1, 2011. Following this appointment, the executive team was restructured in 2011 as follows:

•

Mr. Rougeau resigned from his position as executive vice president, operations and sales, effective January 17, 2011 and terminated employment on March 31, 2011, but provided advisory services to the Company on corporate transactions and potential divestiture opportunities through November 30, 2011. The functions previously performed by Mr. Rougeau were divided between Alain Boivin, who was named senior vice president, pulp and paper operations effective March 7, 2011, and John Lafave, who was promoted to senior vice president, pulp and paper sales and marketing effective January 17, 2011.

•

Ms. Longworth joined the Company as special advisor to Mr. Garneau effective July 4, 2011 and transitioned to senior vice president and chief financial officer effective August 31, 2011, following Mr. Harvey’s termination of employment from his position as senior vice president and chief financial officer effective August 31, 2011. Mr. Harvey had a consulting agreement with the Company, which terminated March 31, 2012.

With a reconstituted executive team and a new business direction for us, the human resources and compensation/nominating and governance committee, the “HRC/NGC” or “compensation committee,” retained the overall compensation structure and weighted mix of the various elements approved by the board and its predecessor compensation committee in 2010 as part of the Company’s emergence plans. However, the compensation committee made some changes intended to simplify the executive compensation program, reduce the cost of certain pay elements, and better align certain pay elements with its peer group (identified under “Setting Compensation Levels”) to enhance its competitive pay practices and create symmetry between the Company’s U.S. and Canadian employees.

The key changes, described in more detail in this CD&A are:

•

2011 STIP. Approved alternative performance measures aligned with business objectives and expanded the eligible class of 2011 STIP recipients, but limited the overall payout to 7% of free cash flow. The limitation on the overall payout considers the Company’s ability to pay an annual incentive to its employees and strikes a balance between providing an incentive payout for employees and maximizing stockholder returns.

•	2011 LTIP Mix. Rebalanced the mix of equity award value from 75% stock options and 25% RSUs to 50% stock options and 50% RSUs to better align with market practices of its peer group.

•

2011 LTIP Retirement Vesting Feature. Adopted a feature to allow continued vesting of equity in the event of retirement after six months have elapsed from the grant date to recruit and reward talent with significant experience in the forest products industry.

•

Supplemental Retirement Plans. Effective for 2012, approved the termination of its supplemental defined contribution retirement plans and approved a replacement program providing less generous company contributions.

•	Stock Ownership Guidelines. Adopted and implemented stock ownership guidelines for management in furtherance of implementing our post-emergence executive compensation program.

Objectives

Our executive compensation program is designed to meet the following objectives:

•

Attract and retain team members with superior management ability, insight and judgment who will continue to position the Company for sustained profitability through changing business cycles in the forest products industry;

•

Motivate and reward members of the executive team for their contributions to the Company’s growth and profitability on a short- and long-term basis by linking a significant portion of the compensation package to the achievement of specific financial measures; and

•	Ensure a strong alignment between executives and all stockholder interests.

In furtherance of these objectives, the compensation committee modified the pay elements highlighted under the “Executive Summary.” The changes are designed to reward:

•	For 2011, a renewed focus on streamlining costs to the business reflected in the 2011 STIP performance measures; and

•	Meeting or exceeding our business objectives/financial plans.

Role of Compensation Committee and Compensation Consultants

The compensation committee assesses the performance goals and objectives of the president and chief executive officer and makes recommendations to the board as to the amounts and individual elements of his total compensation. The independent directors of the board ultimately approve the final compensation package for the president and chief executive officer. For the Company’s other executive officers, namely the chief financial officer and the executive officers who report directly to the president and chief executive officer, the compensation committee evaluates and approves all elements of total compensation.

The compensation committee has, as part of its charter, the authority to select and retain its own independent advisors to provide guidance on the competitiveness and appropriateness of the compensation programs for the president and chief executive officer and the other top executive officers. This advice typically pertains to base salaries, short- and long-term incentives, pension design, benefits, perquisites, employment and change in control provisions, analysis of performance factors used to determine incentive awards and payouts, and related pay-for-performance analysis.

For 2011, the compensation committee retained Mercer to provide guidance on certain elements of the compensation structure. Mercer’s aggregate fees for executive compensation consulting in 2011 were $76,720. Management also hired Mercer to perform non-compensation consulting services and Mercer was paid, in 2011, aggregate fees of $6,101,950 for these services. These non-compensation consulting services were related to the Company’s numerous pension and benefit plans, including but not limited to work related to administration, accounting, compliance, design, funding and investments for such plans. Neither the board nor the compensation committee was involved in the decision to hire Mercer for these other services.

While Mercer performed director and executive compensation consulting services for the compensation committee, management separately engaged Towers Watson to advise on these matters as well as other non-compensation consulting matters. The compensation committee did not participate in management’s decision to engage Towers Watson for non-compensation consulting services.

Subsequently, the compensation committee approved a change in compensation consultant to Towers Watson following a recommendation from management. The compensation committee engaged Towers Watson to provide advice on director and executive compensation matters. For 2011, Towers Watson received fees of $118,560 for director and executive compensation consulting services provided to both the compensation committee and management, $136,465 for consulting services provided to management with respect to compensation matters for non-executives and $26,000 for non-compensation consulting services.

While internal and external information and advice have been used in the ongoing assessment of the executive compensation programs, the compensation committee and the board retained the full responsibility for all decisions related to the Company’s compensation programs and plans as well as their implementation.

Say-on-Pay

Stockholders approved our executive compensation with over 99% of the votes cast in favor of the non-binding resolution approving executive compensation, or the “say-on-pay” vote, at the 2011 annual meeting of stockholders. We believe that such a result demonstrates that our stockholders strongly support our compensation policies and programs. Although the compensation committee made certain adjustments to its compensation program in 2011, as further described in this CD&A, these changes were not made in response to the advisory vote on say-on-pay but rather were made in the ordinary course by the compensation committee as part of its continuous effort to ensure that the Company’s compensation programs provide appropriate incentives, competitive compensation and align the interests of management with stockholders.

Setting Compensation Levels

Our executive compensation structure subscribes to a pay-for-performance framework with a mix of cash and non-cash elements. There is no formal policy for allocating a certain percentage of pay between cash and non-cash or short-term or long-term pay. The compensation committee favors a mix that is more weighted to variable pay through a short-term incentive and/or long-term, equity incentive pay (i.e., at-risk). The following shows the intended mix for the three main elements of pay. To determine the weighted mix, certain assumptions were used: (i) base salary is the salary in effect at December 31, 2011; (ii) the 2011 STIP at target payout of 100% of base salary, and (iii) the value of the annual equity grants (described below) based on 125% of salary (225% for the president and chief executive officer).

Level	Base Salary	Short-Term Incentive	Long-Term Incentive (1)
President and chief executive officer	23.5%	23.5%	53%(2)
All other named executive officers (3)	31%	31%	38%

(1)	This column reflects a single annual equity award as part of an executive’s compensation package. As further reflected on the Summary Compensation Table, in 2011, Messrs. Laflamme, Lafave and Vachon received two equity awards: an emergence equity award and a 2011 annual award. The emergence equity award represented an element of the executive’s 2010 compensation package even though, pursuant to legal and accounting rules, the grant date occurred in 2011. Mr. Garneau received an emergence equity award for his role as a director, but did not receive an emergence equity award as an executive.

(2)	As reflected on the Summary Compensation Table, Mr. Garneau declined his 2011 annual equity award consisting of 53% of his direct total compensation.
(3)	As relates to Ms. Longworth, the weighted mix is reflective of her position as chief financial officer and not for her position as special advisor to Mr. Garneau from June 9, 2011 to August 31, 2011. Compensation received for her position as special advisor to Mr. Garneau is reflected in the Summary Compensation Table.

The proposed pay elements and levels were determined in 2010 by the prior compensation committee (the human resources and compensation committee (the “HRCC”), the predecessor to the HRC/NGC) following its engagement of Mercer to conduct a market comparison to assess how the proposed level of each cash element, total target cash and long-term incentives compared to that of a peer group. Management engaged Towers Watson to perform a similar exercise, which also included a comparison on a blended U.S./Canadian market basis. Towers Watson reported the results of this exercise to the HRCC. The HRCC reviewed the data submitted by Mercer and Towers Watson and ultimately made its recommendations based on the results of Mercer’s peer group comparison. The peer group reviewed by Mercer was determined using revenue and market cap, and the comparisons were made primarily against U.S. companies and also against one Canadian company. The total peer group included: Domtar Corporation, International Paper Company, MeadWestvaco Corp., Smurfit-Stone Container Corporation, Temple-Inland Inc., Graphic Packaging Holding Company, Sonoco Products Company, Bemis Company, Inc., Rock-Tenn Company, Packaging Corporation of America and Louisiana-Pacific Corporation.

In January 2011, the compensation committee reviewed and approved the various pay elements for the reconstituted executive team except Ms. Longworth, who did not join the executive team until August 31, 2011. In July 2011, the compensation committee reviewed and approved the pay elements for Ms. Longworth. The board approved her appointment at its July 2011 meeting. The following reflects the comparison of the executive’s approved levels of pay against the median for the peer group.

Level	Base Salary	Target Incentive	Target Total Cash	Equity Award Value	Total Direct Pay
President and chief executive officer	Below Median	At Median	Below Median	Below Median	Below Median

Senior vice president and chief financial officer	Below Median	Above Median	Below Median	Below Median	Below Median

Senior vice president, wood products, procurement and information technology (before December 1, 2011, wood products, global supply chain and information technology)	Below Median	Above Median	Below Median	Below Median	Below Median

Senior vice president, pulp and paper sales and marketing	Below Median	Above Median	Below Median	Above Median	Below Median

Senior vice president and chief legal officer	Below Median	Above Median	Below Median	Below Median	Below Median

Compensation Structure — Elements of Pay

For 2011, the compensation structure for executives includes the following elements: base salary, a short-term incentive award opportunity, equity awards, broad based employee benefits, supplemental retirement benefits, severance protection and perquisites.

Base salary

We provide senior management with a level of assured cash compensation in the form of base salary. The base salary levels approved by the compensation committee in January 2011 for the new executive team continued to give effect to the 15% reduction of 2008 base salary levels that was ratified by the compensation committee upon emergence. Given the restructuring of the executive team that included adding new positions and executives who are new to the Company, the compensation committee approved compensation package proposals for the new executive team, using the benchmarking data performed by Mercer and Towers Watson in 2010. The benchmarking data showed that the base salary levels, as approved, were below the median level, based on the peer group, for all named executive officers.

Base salaries for all named executive officers were established in U.S. dollars from January 1 through July 31, 2011. Beginning on August 1, 2011, base salaries were established in the currency of each executive officer’s country of residence. Consequently, Mr. Harvey’s base salary continued to be established in U.S. dollars until his August 31, 2011, termination date, and base salaries for the remaining executive officers were established in Canadian dollars from August 1 through December 31, 2011. Due to this mid-year change, the numbers shown in the Summary Compensation Tables have been converted to U.S. dollars at exchange rates disclosed in the footnotes to the tables.

The compensation committee considers future adjustments in base salary as a result of changes in responsibilities and performance or if other circumstances warrant a change in base salary. When assessing the adjustments, the compensation committee considers the base salary ranges for our peer group.

In connection with the December 31, 2011, termination of the supplemental defined contribution plan, the compensation committee recommended and the board approved a 7.5% increase in base salaries, effective January 1, 2012, for the named executive officers to offset the employer contribution that the executives will lose upon the plan’s termination, as further described below. Under the supplemental retirement plans, the president and chief executive officer received a 22.5% employer contribution and the named executive officers reporting to him received a 20.5% employer contribution. This contribution will be reduced by 12.5% and 10.5% (11.5% for Ms. Longworth), respectively, under the replacement program highlighted below under the discussion of Retirement Plans in this CD&A.

The Company also approved a 2% increase in base salaries for all employees who were impacted by a decision to reduce the maximum vacation from six weeks to five weeks beginning with 2012. The base salary increase compensates employees who were entitled to the maximum six weeks of vacation and the resulting loss of a week of vacation. Messrs. Laflamme and Vachon were each impacted by this change. As a result, they will receive this additional salary increase in 2012. Finally, on February 3, 2012, the compensation committee approved an increase in responsibilities and related base salary adjustment for Mr. Vachon, who is now also in charge of public affairs.

2011 STIP

In 2011, we reintroduced an annual short-term incentive plan with multiple performance measures targeted to our different employee groups (corporate, sales and operations). The 2011 STIP design reflected different employee accountabilities and diversity of positions. The majority of the STIP award for the named executive officers depends on their achievement of performance measures tied to increasing income from operations, reducing costs and increasing profit from sales. The remaining portion of the STIP award depends on improvement of safety performance.

A key feature of the 2011 STIP balances stockholder return with rewarding individuals for achieving our business objectives to control costs in a challenging and evolving industry. Specifically, the compensation committee set an overall limit on the total amount that can be paid to all eligible employees as a short-term cash incentive even if performance is met. This limit was set at 7% of free cash flow, which is defined as income from operations adjusted for cash interest, cash reorganization costs, depreciation, optional pension contribution toward past service, cash taxes, working capital variation and maintenance capital expenditures. In addition, in support of our value of fostering teamwork, the compensation committee approved expanding the class of eligible employees from 535 to 1,760 to allow all salaried employees to share in the Company’s success.

For the president and chief executive officer and his direct reports, including all named executive officers, payout levels were established as a percentage of base salary (as in effect on December 31, 2011). No officer or individual is guaranteed a minimum payout under the STIP.

Threshold	Target	Maximum
50%	100%	150%

In advance of compensation committee approval of the 2011 STIP awards, Mr. Garneau informed the committee chair of his intention to decline payment of his award. Consequently, the compensation committee did not approve a 2011 STIP award for Mr. Garneau. In the case of Ms. Longworth, her target opportunity under the STIP was 60% and her maximum opportunity was 90% during her period of service as special advisor to the president and chief executive officer. The compensation committee nevertheless approved a 2011 STIP award using the percentages for her role as chief financial officer for her full period of employment with the Company in 2011.

In establishing the payout percentages, the compensation committee used benchmarking data from its peer group. The payout percentages remained the same from those set for the 2010 STIP. In general, the target threshold of 100% is above the median for our peer group, but, combined with the lower base salary levels (even with the 2012 base salary increase) in its peer group, reflects the compensation committee’s adherence to conditioning a significant portion of pay on Company performance whether short-term or long-term.

The table below sets forth the performance measures approved by the compensation committee for the 2011 STIP, the associated weight given to each measure and the business objective to which it relates.

Performance Measure	Weight	Business Objective/Core Value
Income from operations	50%	Maximizing profitability
SG&A cost reductions and profits per metric ton (1)	30%	Maximizing profitability
Safety — Frequency (15%) and Severity (5%) of Incidents	20%	Continuous improvement of safety performance

(1)	Eligible employees in the pulp and paper mills and the woodlands and sawmills have manufacturing cash cost reductions as a performance criteria instead of SG&A cost reductions. In addition, the weighting between income from operations and manufacturing cash cost reductions are equally weighted to 40% for these groups.

The following table shows the calculation of the 2011 STIP awards for each named executive officer. Awards for Ms. Longworth and Mr. Harvey were determined on a pro rata basis.

Named Executive Officer	Performance Measure	Target Performance	Actual Performance	Actual Payout Percentage by Performance Measure	Weight	Weighted Payout Percentage (1)	Average Overall STIP Payout
All NEOs (2)	Income from operations	$464 million	$260 million	0%	50%	0%	—
All NEOs except Mr. Lafave	SG&A cost reductions	$145 million	$134 million(5)	150%	30%	45%	—
John Lafave	Profits per metric ton	110% of budgeted margin	90.93% of budgeted margin	61.87%	30%	18.6%	—
All NEOs	Safety – Frequency(3)	1 point	1.4 points	50%	15%	7.5%	—
All NEOs	Safety – Severity(4)	30 points	36.5 points	0%	5%	0%	—
All NEOs	All measures	—	—	—	—	—	47.9%

(1)	Expressed as a percentage of annual base salary.
(2)	The compensation committee did not approve a 2011 STIP award for Mr. Garneau because he informed the committee chair of his intention to decline payment of any under the 2011 STIP.
(3)	The frequency of safety incidents is the OSHA incident rate measured by the number of days lost due to lost time incidents and recordable incidents, multiplied by 200,000 and divided by the total number of hours worked.
(4)	The severity of safety incidents is measured by the number of days lost due to lost time incidents and incidents resulting in temporary assignments or restricted work, multiplied by 200,000 and divided by the total number of hours worked.
(5)	SG&A cost reductions were adjusted for expenses related to the closure of the Greenville, South Carolina office (the former Bowater headquarters) and other non-budgeted items.

Overall, the average 2011 STIP payout for the named executive officers other than Mr. Garneau (who declined payment of his award) was equal to 47.9% of their respective base salaries. In the case of Ms. Longworth and Messrs. Harvey and Rougeau, payout was prorated for their periods of employment with the Company in 2011.

The 2011 STIP was designed to award corporate performance only and the compensation committee decided not to have any portion of the 2011 STIP payable on individual performance measures. In February 2012, the compensation committee approved the 2012 STIP design, which mirrors the 2011 STIP with respect to performance measures, weighting and payout levels.

Equity Awards

Adhering to the compensation structure adopted as part of its emergence plans, the compensation committee grants equity awards as a long-term incentive and a significant portion of an executive’s total compensation package. With a significant portion of compensation tied to equity, executives can stay focused on maximizing stockholder value over the long term. The size of the equity awards are based on a percentage of salary. While the compensation committee has discretion to adjust the size of the equity awards for an executive’s performance, the compensation committee chose not to exercise this discretion in respect of the 2011 annual equity award. Before the compensation committee approved the 2011 annual equity awards, Mr. Garneau informed the compensation committee that he would decline the award. The compensation committee approved an equity award with a value equal to 225% of Mr. Garneau’s base salary, which he then immediately declined. Mr. Garneau’s refusal to accept the award occurred before the November 3, 2011 grant date. The other named executive officers were granted equity awards with a value equal to 125% of their base salaries. Certain executive officers also received an emergence equity award with a January 9, 2011 grant date. This award was an element of the 2010 compensation structure, but pursuant to legal and accounting rules, the grant date occurred in 2011. The value of both the 2011 annual equity award and the emergence equity award are disclosed on the Summary Compensation Table.

The compensation committee also grants stock options and RSUs. Upon emergence, the compensation committee approved a mix of stock options and RSUs that was appropriate for the Company’s unique position at that time. Each executive received 75% of the emergence award value in stock options and the remaining 25% in RSUs. Upon the Company’s resumption of normal business activities after emergence, the compensation committee reassessed its benchmarking data for the Company’s peer group and determined the mix favoring stock options was much higher than its peers. As a result, it decided to shift the weight to 50% in stock options and 50% in RSUs. This shift allowed the compensation committee to better align the equity mix with those of its peers, decrease the dilutive effect of options by increasing the amount of RSUs and better align executives and stockholders interests.

The compensation committee also deferred granting the annual equity award until its October 2011 meeting. At that meeting, the following awards were approved with a grant date of November 3, 2011. In the past, the annual equity award was granted in the beginning of the year. For 2011, the compensation committee waited to provide the equity award because it was aware that members of the management team would be changing following emergence. In addition, it wanted to allow its new management team to demonstrate performance before receiving an equity grant.

	Number of Shares/Units Covered By Grant
	Emergence Equity Awards		2011 Annual Equity Awards
Named Executive Officer	Stock Options	Restricted Stock Units	Stock Options	Restricted Stock Units
Mr. Garneau (1)	9,302	n/a	n/a	n/a
Ms. Longworth	n/a	n/a	26,166	13,298
Mr. Harvey (2)	31,504	4,898	n/a	n/a
Mr. Laflamme	24,092	3,745	25,419	12,918
Mr. Lafave	11,860	1,844	22,428	11,398
Mr. Vachon	25,203	3,918	21,606	10,980
Mr. Rougeau (2)	33,358	5,186	n/a	n/a

(1)	Mr. Garneau received the 9,302 stock options as an emergence equity award for his service as a director. The compensation committee approved a 2011 annual equity award for his employment as president and chief executive officer, but he declined the 2011 annual equity award before the November 3, 2011 grant date. His 2011 annual equity award would have included 102,946 stock options and 52,318 RSUs.
(2)	Messrs. Harvey and Rougeau terminated employment before the compensation committee approved the 2011 annual equity award. In respect of their emergence equity awards, Messrs. Harvey and Rougeau received 1,224 and 1,296 shares, respectively, of Company stock as settlement for their RSUs and forfeited the remaining RSUs. Messrs. Harvey and Rougeau also vested in 7,876 stock options and 8,340 stock options, respectively, under their stock options and forfeited the remaining options.

The number of stock options awarded in each executive’s annual equity grant was determined by dividing 50% of the dollar value of the equity award by the Black-Scholes value of an option, reflecting an exercise price equal to the simple arithmetic mean between the highest and lowest prices per share at which our common stock was traded on the New York Stock Exchange on November 2, 2011, the trading day immediately preceding the grant date. The number of RSUs awarded in each annual equity grant was determined by dividing 50% of the dollar value of the equity award by the simple arithmetic mean between the highest and lowest prices per share at which our common stock was traded on the New York Stock Exchange on November 2, 2011.

The equity awards vest 25% on each of the four anniversaries of the grant date even though a three year vesting approach is more common. The longer vesting period is intended to emphasize the retention element of the awards.

The equity awards contain customary provisions for accelerating vesting upon certain terminations and post-termination exercise periods, as further described in the narratives to the Summary Compensation Table. However, the compensation committee chose to provide continued vesting in the event of certain terminations due to retirements. The decision was intended to attract and retain management with significant experience and encourage executives to postpone retirement. As a result, if an employee retires six months after the grant date, the employee will be permitted to continue vesting in the award. For this purpose, retirement means the employee is at least age 58 with at least two years of service and the sum of his age and years of service equals or exceeds 62.5. In addition, the employee must not be entitled to receive a severance package.

Retirement Plans

For 2011, the executive officers participated in both a tax-qualified retirement plan and a supplemental retirement plan, subject to either U.S. or Canadian law. The tax-qualified retirement plans are offered to all eligible employees (not just executives), but limit the pay that may be considered pursuant to the applicable tax law. Up to and including 2011, we also offered supplemental retirement plans that provide retirement benefits to account for benefits lost due to limits on the amount of compensation that may be taken into account under the tax-qualified retirement plans.

Effective upon emergence, all supplemental retirement benefits (either under a defined benefit plan formula or a defined contribution plan formula) were terminated and then reinstated under new arrangements pursuant to the plans of reorganization for the members of the executive team who waived and forfeited all claims they had or may have had in the creditor protection proceedings in respect of any terminated supplemental retirement plan. Consistent with the compensation committee’s intent to move to a defined contribution environment, all tax-qualified and supplemental defined benefit plans covering members of the executive team were frozen as of December 31, 2010 for service and earnings.

Of the named executive officers, Mr. Garneau and Ms. Longworth do not have any reinstated supplemental retirement benefits. In addition, Mr. Lafave did not waive his claim in the creditor protection proceedings, and, as a result, his benefits up to December 9, 2010 were not reinstated in the plans. Beginning January 1, 2011, no executive earned a Company retirement benefit based on a defined benefit formula. Instead, all members of the executive team earned retirement benefits under Company-sponsored defined contribution plans.

The supplemental retirement benefits are paid using our general assets. For the Canadian executives, payments under a supplemental defined benefit plan are normally scheduled to be paid in monthly payments, which can generally be secured by a letter of credit pursuant to a retirement compensation arrangement without adverse tax consequences to the executive. The Company has established security protocols to secure a letter of credit for eligible executives at age 55 that guarantees a percentage of their supplemental retirement benefits. Throughout 2011, this percentage corresponded to the average weighted solvency ratios of the Company’s tax-qualified plans in Canada (also called registered plans).

Further, beginning in 2012, the compensation committee recommended and the board approved simplifying its executive program by terminating the ongoing supplemental defined contribution program. The Company decided to terminate the deferred supplemental retirement benefit because the program provided an employer contribution of 20.5 to 22.5% of base salary and incentive awards paid, which was not aligned with that offered for its peer group. The Company decided that executives would participate only in the Company’s broad-based defined contribution plans, which provide for smaller employer contributions. Under the broad-based plan, employer contributions would be 10% (9% for Ms. Longworth) of base salary (assuming each executive makes the maximum optional contribution under the applicable Canadian registered plan), which results in 12.5% and 10.5% (11.5% for Ms. Longworth) reduction in the maximum employer contribution for the president and chief executive officer and his direct reports, respectively. Also, under the broad-based plan, no employer contributions are provided on the annual incentive award. To compensate for the reduced employer contribution, the compensation committee approved an increased base salary (discussed above). Under the new arrangement, in 2012, executives will also receive cash payments equal to the Company contributions prescribed under the applicable registered plan formulas which exceed statutory limits. In addition, Canadian executives will receive a cash payment equal to the employer contribution they would have received on their annual incentive awards as if the broad-based plan had provided an employer contribution on these awards. The new program, effective for 2012, simplifies administration but allows executives to receive the benefits of the registered plans without the limitations of them.

Benefits provided through defined benefit plans, are described more fully under Pension Benefits. The defined contribution plan benefits are described under Nonqualified Deferred Compensation for 2010.

Severance and Change in Control Arrangements

We believe that it should provide reasonable severance benefits to its employees in the event of an involuntary termination without cause. With respect to senior executives, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. Severance benefits should help provide an opportunity for the Company and former employees to part ways in an efficient and effective manner.

In the event of a change in control, we believe that the interests of stockholders will be best served if the interests of the Company’s most senior executives are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior executives to pursue potential change in control transactions that may be in the best interests of stockholders.

For each executive officer except Mr. Garneau, severance protection is provided pursuant to the 2010 executive severance policy. The 2010 executive severance policy provides for a severance amount determined using a formula that provides six weeks of eligible pay per each year of service. Pay takes into account salary plus the average of the last two paid regular annual incentive awards, annualized, with a cap of 125% of the executive’s target incentive for the year of termination. The 2010 executive severance policy provides for a minimum of one year of severance and a maximum of two years of severance. Change in control protection under the 2010 executive severance policy does not provide greater severance amounts, but provides severance benefits if, within 12 months following a change in control, a senior executive resigns for good reason (i.e., due to conditions tantamount to a constructive dismissal).

The 2010 executive severance policy, in both a change in control or non-change in control context, does not provide any enhanced benefits in the form of, for example, subsidized continued health coverage or tax-gross ups. The impact of a termination on the current year incentive award and outstanding equity awards are determined pursuant to the incentive award and equity award plans.

Effective upon Mr. Garneau’s commencement of employment as president and chief executive officer on January 1, 2011, the Company entered into employment and change in control agreements with Mr. Garneau, which agreements provide severance protection in lieu of coverage under the 2010 executive severance policy. Mr. Garneau’s employment agreement provides the same severance pay as the 2010 executive severance policy in the event he is terminated without cause absent a change in control. Mr. Garneau’s change in control agreement provides an enhanced severance amount in the event of a termination without cause or good reason within 24 months after a change in control. The severance amount is equal to three times the sum of (i) his base salary in the year of termination, (ii) the average of the last two paid regular annual incentive awards, annualized, with a cap of 125% of his target incentive for the year of termination and (iii) the maximum amount of contributions the Company could have made on his behalf under the defined contribution plan program for the year of termination, plus $20,000 in lieu of outplacement services. The change in control agreement also provides subsidized continued health and life insurance coverage for up to three years following his termination date.

Perquisites

The named executive officers are entitled to receive an annual allowance intended to cover expenses for fiscal and financial advice, and such other perquisites as chosen by the executive. If an executive is not covered by the Company’s Tax Equalization Policy, then the annual allowance may also be used for tax preparation fees. For the named executive officers other than Mr. Garneau, this allowance is $12,000. For Mr. Garneau, this allowance was $16,000 in 2011. In 2012, the compensation committee approved an increase in his annual allowance to $30,000.

The Company also provides named executive officers with a comprehensive annual medical examination. In addition, executives subject to taxation in both the U.S. and Canada as a result of their business travel are provided a payment under the Company’s Tax Equalization Policy equal to the difference between their respective home tax liability and actual taxes paid as well as a gross-up on that difference, all of which is intended to limit the executive’s tax liability to the liability in the executive’s home country. The compensation committee has the discretion to approve additional perquisites from time to time. The named executive officers are responsible for any tax consequences related to their use and receipt of the perquisites.

Stock Ownership Guidelines

The compensation committee adopted stock ownership guidelines for certain of its vice presidents and each of its named executive officers. The ownership guideline is a multiple of the executive’s base salary. Under the guidelines, Mr. Garneau must own shares of Company stock equal to 4.5 times base salary, the other named executive officers and other senior vice presidents must own shares of Company stock equal to 2.5 times base salary. For purposes of the guidelines, all shares directly owned and unvested restricted stock units are included in the calculation. Unexercised stock options are not included in the calculation. Compliance will be calculated on the basis of fair market value of the common stock at the time of measurement. Until the guideline is met, executives must hold all shares (net of taxes) received upon settlement of stock units and a number of shares equal to 50% of the any gain realized upon option exercise. The compensation committee will annually review the extent to which the named executive officers have complied with the guidelines. At this time, given the new management team, the named executive officers do not own sufficient shares as of December 31, 2011 to meet their ownership guidelines.

Deductibility of Compensation—Section 162(m) of the Code

In order to maintain flexibility to attract and retain qualified executives, the Company considers the deductibility rules of Section 162(m) of the Internal Revenue Code, but retains the discretion to make compensation awards whether or not the compensation is deductible.

Compensation Committee Report

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by AbitibiBowater Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The HRC/NGC has reviewed and discussed the Compensation Discussion and Analysis above with management and, based on such review and discussion, the HRC/NGC recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Paul C. Rivett (Chair)

Jeff Hearn

David H. Wilkins

Tabular Disclosure of Executive Compensation

The following table sets forth information concerning all compensation earned by the Company’s named executive officers for 2009, 2010 and 2011:

Summary Compensation Table

Name and Principal Position	Year	Salary (1)		Bonus		Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compen -sation (3)	Declined Non-Equity Incentive Plan Compen -sation (4)	Change in Pension Value and Nonqualified Deferred Compen -sation Earnings (5)		All Other Compen -sation (6)	Total	Total, Less Declined Non-Equity Incentive Plan Compen -sation (7)
Richard Garneau,	2011	$761,763		$—		$—	$100,000		$406,051	$—		$198,007	$1,465,821	$1,059,770
President and chief executive officer (8)

Jo-Ann Longworth	2011	173,459	(13)	—		218,750	218,750	92,124	—	—		32,275	735,358	735,358
Senior vice president and chief financial officer (9)

William G. Harvey,	2011	283,333	(14)	—		112,891	338,672	125,751	—	—	(20)	1,813,252	2,673,899	2,673,899
Senior vice president, chief financial officer and treasurer (10)	2010	419,688		361,250		—	—	198,688	—	96,126		123,188	1,198,939	1,198,939
	2009	425,000		—		—	—	—	—	67,172		101,393	593,565	593,565

Yves Laflamme,	2011	335,915	(15)			298,828	471,484	180,467	—	358,928		188,166	1,763,788	1,763,788
Senior vice president, wood products, global supply chain and information technology (11)

John Lafave,	2011	285,887	(16)	—		230,000	315,000	79,163	—	—		155,979	1,066,030	1,066,030
Senior vice president, pulp and paper sales and marketing (11)

Jacques P. Vachon,	2011	287,777	(17)	3,674	(19)	270,938	451,563	153,397	—	381,317		108,013	1,656,679	1,656,679
Senior vice president and chief legal officer	2010	335,750		289,000		—	—	158,950	—	727,907		18,192	1,529,799	1,529,799
	2009	340,000		—		—	—	—	—	477,799		13,779	831,578	831,578

Pierre Rougeau,	2011	95,625	(18)	4,863	(19)	119,531	358,594	48,886	—	220,161		1,221,694	2,297,974	2,297,974
Executive vice president, operations and sales (12)	2010	444,375		382,500		—	—	210,375	—	479,197		116,409	1,632,856	1,632,856
	2009	450,000		—		—	—	—	—	356,548		118,858	925,406	925,406

(1)	Base salaries for all named executive officers were established in U.S. dollars from January 1 through July 31, 2011. Mr. Harvey’s base salary continued to be established in U.S. dollars until his August 31, 2011 termination date. From August 1 through December 31, 2011, base salaries for Mr. Garneau, Ms. Longworth and Messrs. Laflamme, Lafave and Vachon were established in Canadian dollars and have been converted to U.S. dollars using the average exchange rate for the month of payment. The applicable exchange rates for Canadian to U.S. dollars are as follows: August 2011, 1.0191; September 2011, 0.9975; October 2011, 0.9807; November 2011, 0.9753; December 2011, 0.9768.
(2)	Amounts in these columns reflect the aggregate grant date fair value under FASB ASC Topic 718 of RSUs and nonqualified stock options, respectively, awarded to the named executive officers as follows:

Name	Emergence RSU Award	2011 Annual RSU Award	Total 2011 RSUs	Director Emergence Option Award	Emergence Option Award	2011 Annual Option Award	Total 2011 Options	Total 2011 Equity Awards
Richard Garneau	$—	$—	$—	$100,000	$—	$—	$100,000	$100,000
Jo-Ann Longworth	—	218,750	218,750	—	—	218,750	218,750	437,500
William G. Harvey	112,891	—	112,891	—	338,672	—	338,672	451,563
Yves Laflamme	86,328	212,500	298,828	—	258,984	212,500	471,484	770,312
John Lafave	42,500	187,500	230,000	—	127,500	187,500	315,000	545,000
Jacques P. Vachon	90,313	180,625	270,938	—	270,938	180,625	451,563	722,501
Pierre Rougeau	119,531	—	119,531	—	358,594	—	358,594	478,125

The above table reflects the following specific awards:

1.	As described above under Director Compensation, the Company approved an emergence option award to outside directors with a January 9, 2011 grant date. Under this emergence option award, Mr. Garneau, who was a non-employee director on the emergence date, was awarded stock options with an aggregate grant date fair value of $100,000. The stock options vest 25% on each of the first four anniversaries of the emergence date as long as Mr. Garneau continues to serve on the Company’s board. The terms of the stock options also include conditions for accelerated vesting upon death, disability, failure to be re-elected as a director or mandatory retirement, which can result in additional shares being available for exercise. In the event that Mr. Garneau’s service on the board is terminated for “cause,” all of his stock options will be cancelled, including any options that are vested, but have not been exercised.

2.	On the emergence date, the board approved an emergence equity award under the 2010 equity incentive plan, consisting of RSUs and options, to individuals serving as executive officers of the Company on that date. As described above under Compensation Discussion and Analysis, pursuant to legal and accounting rules, the grant date was January 9, 2011. The emergence equity award vests 25% on each of the first four anniversaries of the emergence date, subject to a named executive officer’s continued employment with the Company and customary conditions for accelerated vesting or forfeiture upon the occurrence of certain employment-related events, as further described below in the narrative disclosure to this table. Pursuant to their respective severance and consulting agreements with the Company, Messrs. Harvey and Rougeau vested in 25% of their emergence equity awards on December 9, 2011, despite terminating employment before such date, and forfeited the remainder of their awards.

3.	On October 24, 2011, the compensation committee approved a 2011 annual equity award to Mr. Garneau, Ms. Longworth and Messrs. Laflamme, Lafave and Vachon under the 2010 equity incentive plan, with a November 3, 2011 grant date. In advance of compensation committee approval, Mr. Garneau informed the committee chair of his intention to decline his 2011 annual equity award. Immediately following compensation committee approval and before the grant date, Mr. Garneau declined a 2011 annual equity award with an aggregate grant date fair value of $1,721,250. The 2011 annual equity award will vest 25% on each of the first four anniversaries of the grant date, subject to a named executive officer’s continued employment with the Company and customary conditions for accelerated vesting or forfeiture upon the occurrence of certain employment-related events, as further described below in the narrative disclosure to this table.

(3)	Amounts shown for 2011 reflect cash incentive awards earned under the 2011 STIP, as further described below in the narrative disclosure to this table. In advance of compensation committee approval of the final 2011 STIP award amounts, Mr. Garneau informed the committee chair of his intention to decline payment of his 2011 STIP award. Consequently, the compensation committee did not approve a 2011 STIP award for Mr. Garneau. Pursuant to SEC rules, this column shows the amount of the 2011 STIP award earned by Mr. Garneau but not paid. Awards to all named executive officers except Mr. Harvey were established in Canadian dollars and have been converted to U.S. dollars using the monthly average exchange rates described in footnote (1).
(4)	This column reflects Mr. Garneau’s earned 2011 STIP award, the payment of which he declined.
(5)	Amounts in this column reflect the actuarial increase in the present value of the named executive officers’ benefits under applicable U.S. tax-qualified, Canadian registered (i.e., tax-qualified) and Canadian supplemental pension plans established by AbiBow Canada Inc., AbiBow US Inc. or Resolute, the “pension plans,” using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The values of Canadian pension plan benefits for Messrs. Harvey, Laflamme, Vachon and Rougeau were converted to U.S. dollars using the exchange rate as of December 31, 2011, the date of the balance sheet included in the Company’s annual report on Form 10-K for the year ended the same date. In 2011, the interest rate and mortality assumptions changed, and the actuarial increases reflected in the table for 2011 are attributable to such changes in the case of Messrs. Harvey, Laflamme, Vachon and Rougeau. Accruals under the pension plans were frozen on or before December 31, 2010. Pursuant to the plans of reorganization, as of the emergence date, all supplemental retirement plans were terminated, and the Company established new supplemental retirement plans to reinstate the benefits for participants who waived and forfeited any and all claims they had or may have had in the creditor protection proceedings in respect of any terminated supplemental retirement plan. Additional discussion of pension benefits is provided after the Pension Benefits for 2011 table below. There were no above-market or preferential earnings on nonqualified deferred compensation for the named executive officers in 2009, 2010 or 2011.
(6)	Amounts in this column include the following contributions to defined contribution retirement plans:

1.	For Mr. Garneau, Ms. Longworth and Messrs. Laflamme, Lafave, Vachon and Rougeau, basic and excess company contributions and employer contributions allocated pursuant to the Defined Contribution Pension Plan for Non-Unionized Employees of Abitibi-Consolidated Inc. (the registered defined contribution plan) and the AbitibiBowater 2010 DC Supplemental Executive Retirement Plan, or “2010 deferred compensation SERP”: Mr.Garneau, $166,752; Ms. Longworth, $29,275; Mr. Laflamme, $97,020; Mr. Lafave, $72,835; Mr. Vachon, $88,901; and Mr. Rougeau, $60,823; and

2.	For Mr. Harvey, automatic company contributions and employer contributions in the amount of $101,274, allocated pursuant to the AbiBow US Savings Plan (the 401(k) plan) and the 2010 deferred compensation SERP.

Additional perquisites for all named executive officers include (i) a perquisite account of $16,000 for Mr. Garneau and $12,000 for all other named executive officers except Ms. Longworth covering personal transportation, fiscal/financial advice, etc., (ii) a comprehensive annual medical examination, (iii) parking, (iv) a payment of $50,451 to Mr. Harvey under the Tax Equalization Policy in respect of his 2011 base salary, emergence cash award and 2010 STIP award, and related tax preparation costs of $2,224 paid by the Company, and (v) for Mr. Garneau, annual membership dues for the Mount-Royal Club in Montréal, Québec. In addition, amounts in this column reflect the following payments to Messrs. Harvey and Rougeau in connection with their terminations of employment in 2011:

3.	For Mr. Harvey, severance pay and accrued vacation pay in the amount of $1,379,127 and 2011 post-termination consulting fees in the amount of $160,000; and

4.	For Mr. Rougeau, severance pay and accrued vacation pay in the amount of $814,216 and post-termination consulting fees in the amount of $228,620.

Finally, this column also reflects the following amounts paid to Messrs. Harvey, Laflamme, Lafave, Vachon and Rougeau in 2012 pursuant to 2011 agreements in settlement of their claims against the Company for amounts compromised in conjunction with the creditor protection proceedings:

5.	For Messrs. Harvey, Laflamme, Lafave, Vachon and Rougeau, $57,550, $718, $65,343, $640 and $1,179, respectively, was paid in settlement of unpaid Annual Incentive Plan (including Synergy Attainment Bonus) and Group Incentive Plan bonuses earned in 2008 and, in the case of Messrs. Harvey, Laflamme, Vachon and Rougeau, based on the per-share closing trading price on the NYSE of shares of the Company’s common stock on December 30, 2011, or $14.55, and in the case of Mr. Lafave converted from Canadian dollars to U.S. dollars using the average P&L rate for 2011, or 1.0116;

6.	For Mr. Lafave, $2,348 was paid as part of a convenience class payment in settlement of his claim for benefits accumulated from January 1, 2009 through April 8, 2009 under the Canadian Defined Contribution Retirement Program for Executive Employees of AbitibiBowater, or “prior Canadian deferred compensation SERP” (as described below under Nonqualified Deferred Compensation for 2011), which were forfeited as a result of the termination of the prior Canadian deferred compensation SERP, and converted from Canadian dollars to U.S. dollars using the average exchange rate for November 2011, or 0.9753;

7.	For Mr. Lafave, $27,375 was paid in settlement of his benefits accumulated from April 9, 2009 through December 9, 2010 under the prior Canadian deferred compensation SERP, which were forfeited as a result of the termination of the prior Canadian deferred compensation SERP, and converted from Canadian dollars to U.S. dollars using the average exchange rate for November 2011, or 0.9753;

(7)	In light of Mr. Garneau’s declination of the 2011 STIP payment and additional disclosure under the column titled “Declined Non-Equity Incentive Compensation,” this column represents the total compensation granted and/or paid to Mr. Garneau in 2011.
(8)	Mr. Garneau commenced employment with the Company effective as of January 1, 2011. In accordance with existing SEC guidance, his 2010 compensation for service as a non-employee director of the Company is not reported in the Summary Compensation Table.
(9)	Ms. Longworth commenced employment with the Company effective July 4, 2011, as a special advisor to Mr. Garneau and became senior vice president and chief financial officer, effective as of August 31, 2011.
(10)	Mr. Harvey terminated employment with the Company effective as of August 31, 2011, and had a consulting agreement with the Company that terminated on March 31, 2012.
(11)	Messrs. Lafave and Laflamme were not named executive officers of the Company in 2009 or 2010. In accordance with existing SEC guidance, their 2009 and 2010 compensation is not reported in the Summary Compensation Table.
(12)	Mr. Rougeau resigned from his position of executive vice president, operations and sales and became special executive advisor to Mr. Garneau, effective January 17, 2011, and later terminated employment on March 31, 2011. He served as a consultant to the Company from April 1, 2011 through November 30, 2011.
(13)	Ms. Longworth received a pro rata portion of her annual base salary of $354,000 beginning on July 4, 2011. Her base salary was established in Canadian dollars and has been converted to U.S. dollars using the monthly average exchange rates described in footnote (1).
(14)	Mr. Harvey received a pro rata portion of his annual base salary of $425,000 from January 1, 2011 through August 31, 2011.
(15)	Mr. Laflamme received a pro rata portion of his annual base salary of $277,945 from January 1, 2011 through January 16, 2011 and a pro rata annual base salary of $335,915 from January 17, 2011 through December 31, 2011. His base salary from January 1, 2011 through January 16, 2011 was established in Canadian dollars and has been converted to U.S dollars using the average exchange rate for January 2011, or 1.0061, and his base salary from August 1, 2011 through December 31, 2011 was established in Canadian dollars and has been converted to U.S. dollars using the monthly average exchange rates described in footnote (1).
(16)	Mr. Lafave received a pro rata portion of his annual base salary of $213,804 from January 1, 2011 through January 16, 2011 and a pro rata annual base salary of $285,887 from January 17, 2011 through December 31, 2011. His base salary from January 1, 2011 through January 16, 2011 was established in Canadian dollars and has been converted to U.S dollars using the average exchange rate for January 2011, or 1.0061, and his base salary from August 1, 2011 through December 31, 2011 was established in Canadian dollars and has been converted to U.S. dollars using the monthly average exchange rates described in footnote (1).
(17)	Mr. Vachon’s base salary from August 1, 2011 through December 31, 2011 was established in Canadian dollars and has been converted to U.S. dollars using the monthly average exchange rates described in footnote (1).
(18)	Mr. Rougeau received a pro rata portion of his annual base salary of $382,500 from January 1, 2011 through March 31, 2011.
(19)	In 2010, emergence recognition awards for Messrs. Rougeau and Vachon were converted to and paid in Canadian dollars in 2010. A conversion adjustment was needed to ensure that the U.S. dollar equivalent was paid. This adjustment was done on January 14, 2011, resulting in an additional amount of the emergence recognition award paid, in Canadian dollars, to Messrs. Vachon and Rougeau. The amounts of the conversion adjustments have been converted to U.S. dollars using the monthly average exchange rates described in footnote (1) and are reported in this column.
(20)	Due to his termination of employment before age 55, Mr. Harvey forfeited a right to subsidized early retirement benefits under Canadian registered and supplemental pension plans, resulting in a decrease of $14,444 in the value of his cumulative pension benefits.

Grants of Plan-Based Awards

Name	Equity Award Grant Date	Date of Board Approval of Equity Award	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (2) ($ Per Share)	Closing Market Price of Option Awards on Grant Date (3) ($ Per Share)	Grant Date Fair Value of Stock and Option Awards ($)

			Threshold ($)	Target ($)	Maximum ($)
Richard Garneau (4)	01/09/2011	12/09/2010					9,302	23.05	24.00	100,000
	n/a	n/a	382,500	765,000	1,147,500

Jo-Ann Longworth (5)	11/03/2011	10/24/2011				13,298				218,570
	11/03/2011	10/24/2011					26,166	16.45	16.51	218,570
	n/a	n/a	75,833	151,667	227,500

William G. Harvey (6)	01/09/2011	12/09/2010				4,898				112,891
	01/09/2011	12/09/2010					31,504	23.05	24.00	338,672
	n/a	n/a	141,667	283,333	425,000

Yves Laflamme	01/09/2011	12/09/2010				3,745				86,328
	01/09/2011	12/09/2010					24,092	23.05	24.00	258,984
	11/03/2011	10/24/2011				12,918				212,500
	11/03/2011	10/24/2011					25,419	16.45	16.51	212,500
	n/a	n/a	170,000	340,000	510,000

John Lafave	01/09/2011	12/09/2010				1,844				42,500
	01/09/2011	12/09/2010					11,860	23.05	24.00	127,500
	11/03/2011	10/24/2011				11,398				187,500
	11/03/2011	10/24/2011					22,428	16.45	16.51	187,500
	n/a	n/a	150,000	300,000	450,000

Jacques P. Vachon	01/09/2011	12/09/2010				3,918				90,313
	01/09/2011	12/09/2010					25,203	23.05	24.00	270,938
	11/03/2011	10/24/2011				10,980				180,625
	11/03/2011	10/24/2011					21,606	16.45	16.51	180,625
	n/a	n/a	144,500	289,000	433,500

Pierre Rougeau (7)	01/09/2011	12/09/2010				5,186				119,531
	01/09/2011	12/09/2010					33,358	23.05	24.00	358,594
	n/a	n/a	47,813	95,625	143,438

(1)	Amounts shown in the “Threshold,” “Target” and “Maximum” columns represent payout potential under the 2011 STIP. Amounts actually earned by the named executive officers under the 2011 STIP are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	The exercise price of the emergence option awards is equal to the arithmetic mean of the per-share closing trading price of shares of the Company’s common stock for all trading days from December 10, 2010 through January 8, 2011, or $23.05. The exercise price of the 2011 annual option awards is equal to the arithmetic mean of the highest and lowest prices per share at which the Company’s common stock was traded on the NYSE on November 2, 2011, or $16.45.
(3)	Pursuant to SEC rules, this column shows the closing market price of the Company’s common stock on each grant date. Because the January 9, 2011 grant date for the emergence option awards occurred on a Sunday, the price shown reflects the closing market price on January 7, 2011, the last trading date immediately before the grant date determined pursuant to legal and accounting rules. The price shown for the 2011 annual option award is the closing market price on November 3, 2011, the grant date.
(4)	Mr. Garneau declined his 2011 annual equity award immediately following compensation committee approval on October 24, 2011 and before the November 3, 2011 grant date. Also, in advance of compensation committee approval of the 2011 STIP award, Mr. Garneau informed the committee chair of his intention to decline payment of his 2011 STIP award. Consequently, the compensation committee did not approve a 2011 STIP award for Mr. Garneau.
(5)	Amounts shown in the “Threshold,” “Target” and “Maximum” columns for Ms. Longworth reflect the payout potential pursuant to her offer letters described in the narrative disclosure to this table, expressed as a percentage of her base salary: a threshold payout of 30%, a target payout of 60% and a maximum payout of 90%, prorated for her period as a special advisor from July 4, 2011 through August 30, 2011, and a threshold payout of 50%, a target payout of 100% and a maximum payout of 150%, prorated for her period as senior vice president and chief financial officer. The compensation committee nevertheless approved a 2011 STIP award for Ms. Longworth based on the threshold, target and maximum payouts for her period as senior vice president and chief financial officer, prorated for her full period of employment with the Company in 2011.
(6)	Amounts shown in the “Threshold,” “Target” and “Maximum” columns for Mr. Harvey’s potential 2011 STIP award were calculated on a pro rata basis for his period of employment with the Company from January 1, 2011 through August 31, 2011.
(7)	Amounts shown in the “Threshold,” “Target” and “Maximum” columns for Mr. Rougeau’s potential 2011 STIP award were calculated on a pro rata basis for his period of employment with the Company from January 1, 2011 through March 31, 2011.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of the plans, policies and arrangements governing the compensation awarded to our named executive officers, as set forth in the Summary Compensation Table and Grants of Plan-Based Awards table above. Compensation to which a named executive officer may be entitled upon a severance from employment, whether or not in connection with a change in control, is addressed below in Severance and Change in Control Arrangements.

For 2011, the primary elements of each named executive officer’s total compensation were base salary, cash awards pursuant to the Company’s short-term incentive plan, and long-term equity awards consisting of nonqualified stock options and RSUs granted on November 3, 2011. The emergence equity awards were a component of the Company’s 2010 executive compensation program and were recommended for approval by the pre-emergence board and approved by the compensation committee on the emergence date. Due to the timing of the emergence, determination of the number of shares covered by the award and the applicable exercise price or grant price was not made until January 9, 2011. As a result, pursuant to legal and accounting rules, the grant date is January 9, 2011 and these awards are disclosed in the tables above and summarized below.

Base Salary

As discussed above under Compensation Discussion and Analysis, base salary for all named executive officers was based on post-emergence levels set by the compensation committee and reflected in the terms of their employment agreements and offer letters, as applicable. The annual base salaries set forth in Mr. Garneau’s employment agreement and in offer letters to Ms. Longworth and Messrs. Harvey, Laflamme, Lafave, Vachon and Rougeau were $765,000, $350,000, $425,000, $340,000, $300,000, $289,000 and $382,500, respectively. Base salaries for all named executive officers were established in U.S. dollars from January 1 through July 31, 2011. Mr. Harvey’s base salary continued to be established in U.S. dollars until his August 31, 2011 termination date. From August 1 through December 31, 2011, base salaries for Mr. Garneau, Ms. Longworth and Messrs. Laflamme, Lafave and Vachon were established in Canadian dollars and have been converted to U.S. dollars. Messrs. Garneau and Vachon each received their respective annual base salaries for the full year. In light of the mid-year hiring of Ms. Longworth, the mid-year terminations of Messrs. Harvey and Rougeau, and the lower annual base salaries of Messrs. Laflamme and Lafave before their change in positions effective January 17, 2011, the Summary Compensation Table shows lower aggregate base salary amounts for each of those individuals.

Short-Term Cash Incentive Compensation — 2011 STIP Awards

As described above under Compensation Discussion and Analysis, in 2011, we reintroduced an annual short-term incentive plan for its executive team with multiple performance measures targeted to different employee groups (corporate, sales and operations). Under the 2011 STIP, the named executive officers were eligible to receive cash incentive awards expressed as a percentage of their base salaries, based on the Company’s achievement of certain quantitative performance goals during the 2011 calendar year. The threshold, target and maximum awards were 50%, 100% and 150% of base salary, respectively, and the applicable performance metrics were (i) income from operations, (ii) for all eligible named executive officers except Mr. Lafave, reduction in selling, general and administrative expenses, or “SG&A cost,” and, for Mr. Lafave, profit per metric ton, (iii) frequency of safety incidents (i.e., the OSHA incident rate — measured by the number of days lost due to lost-time incidents and recordable incidents, multiplied by 200,000 and divided by the total number of hours worked), and (iv) severity of safety incidents (measured by the number of days lost due to lost-time incidents and incidents resulting in temporary assignments or restricted work, multiplied by 200,000 and divided by the total number of hours worked). The following tables show the threshold, target and maximum levels for each performance metric, as well as the applicable weighting assigned to each performance metric for purposes of determining awards to the named executive officers:

	Performance Level			Performance Metric	Weighting (% of STIP award)
Performance Metric	Threshold	Target	Maximum
Income from operations	$337 million	$464 million	$553 million	Income from operations	50%
SG&A cost	$150 million	$145 million	$140 million	SG&A cost or profit per metric ton	30%
Profit per metric ton	85% of budgeted margin	110% of budgeted margin	120% of budgeted margin	Safety – Frequency (OSHA incident rate)	15%
Safety – Frequency (OSHA incident rate)	1.4 points	1.0 point	<1.0 point	Safety – Severity	5%
Safety – Severity	33	30	≤25

In order to balance providing an incentive payout to employees and maximizing stockholder returns, the overall payout to all Company employees under the 2011 STIP was limited to 7% of free cash flow (i.e., income from operations adjusted for cash interest, cash reorganization costs, depreciation, optional pension contribution toward past service, cash taxes, working capital variation and maintenance capital expenditures). The 2011 STIP also provided authority to the compensation committee to increase or decrease awards under the 2011 STIP in its discretion.

As described in Compensation Discussion and Analysis above, the Company exceeded the maximum performance level for SG&A cost and realized profit per metric ton between the threshold and target levels and an OSHA incident rate at the threshold level. The Company did not achieve the threshold performance level for income from operations or severity of safety incidents. In light of the foregoing, the compensation committee approved 2011 STIP awards to Messrs. Laflamme and Vachon at a level equal to 52.5% of their base salaries. In advance of compensation committee approval, Mr. Garneau informed the committee chair of his intention to decline payment of his 2011 STIP award. Consequently, the compensation committee did not approve a 2011 STIP award for Mr. Garneau. In addition, pursuant to her offer letters, Ms. Longworth was scheduled to receive a 2011 STIP award at a level equal to 31.5% of her base salary, calculated on a pro rata basis for her period of employment with the Company from July 4, 2011 through August 30, 2011, and a level equal to 52.5% of her base salary, calculated on a pro rata basis for her period of employment with the Company from August 31, 2011 through December 31, 2011. However, the compensation committee approved a 2011 STIP award to her at a level equal to 52.5% of her base salary calculated on a pro rata basis for her full period of employment with the Company in 2011. Mr. Lafave received a 2011 STIP award at a level equal to 26.1% of his annual base salary. In addition, pursuant to their severance agreements, Messrs. Harvey and Rougeau received awards under the 2011 STIP at a level equal to 52.5% of their base salaries, calculated on a pro rata basis for their respective periods of employment with the Company in 2011 and based on actual performance. The dollar amount is set forth in the Summary Compensation Table.

Long-Term Incentive Compensation — Equity Awards

To ensure that its executive officers’ interests are aligned with those of the stockholders, the Company has traditionally granted annual equity-based awards to each named executive officer. In connection with emergence, the independent members of the pre-emergence board recommended and the compensation committee approved emergence equity awards of nonqualified stock options and RSUs. Although the emergence equity awards were a component of the 2010 executive compensation program, the grant date did not occur until January 9, 2011 pursuant to legal and accounting rules. On October 24, 2011, the compensation committee approved additional equity awards of nonqualified stock options and RSUs to the new executive team in respect of their 2011 service with the Company.

The emergence equity awards and 2011 annual equity awards were awarded under the 2010 equity incentive plan. The specific terms of each award are described below. All equity awards granted to the named executive officers in 2011 contain similar conditions for accelerated vesting upon termination of employment by the Company without “cause.” For purposes of these awards, “cause” means an executive officer’s (i) commission of a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) engaging in conduct that would bring or is reasonably likely to bring the Company, or any of its affiliates or subsidiaries into public disgrace or disrepute or that would affect the Company’s or any affiliate’s or subsidiary’s business in any material way, (iii) failure to perform duties as reasonably directed by the Company (which, if reasonably curable, is not cured within 10 days after notice thereof is provided to the executive officer), or (iv) gross negligence, willful malfeasance or material act of disloyalty or other breach of fiduciary duty with respect to the Company, its affiliates or subsidiaries (which, if reasonably curable, is not cured within 10 days after notice thereof is provided to the executive officer).

Emergence Equity Awards

Mr. Garneau

Mr. Garneau, who was a non-employee director as of the emergence date, received the standard emergence stock option award granted to outside directors, rather than the emergence equity award granted to named executive officers. The terms of the directors’ emergence option awards are described above under Director Compensation.

Messrs. Harvey, Laflamme, Lafave, Vachon and Rougeau.

The emergence equity awards to Messrs. Harvey, Laflamme, Lafave, Vachon and Rougeau had award values of $451,564, $345,312, $170,000, $361,252 and $478,124, respectively, representing a percentage of their salaries. For each officer, the emergence equity awards consisted of:

•

An award of options to purchase a number of shares of the Company’s common stock determined by dividing (i) 75% of his award value by (ii) the Black-Scholes value of an option, or $10.75. The exercise price of an option is equal to the arithmetic mean of the per-share closing trading price of shares of the Company’s common stock for all trading days from December 10, 2010 through January 8, 2011, or $23.05.

•

An award of RSUs with respect to a number of shares of the Company’s common stock determined by dividing (i) 25% of his award value by (ii) by the arithmetic mean of the per-share closing trading price of shares of the Company’s common stock for all trading days from December 10, 2010 through January 8, 2011, or $23.05.

The emergence equity awards vest 25% on each of the first four anniversaries of the emergence date as long as the officer remains employed through the applicable vesting dates. RSUs are ordinarily settled upon vesting. Options are ordinarily exercisable for ten years following the grant date, as long as the executive remains employed during that period. In the event that a named executive officer is terminated for “cause,” all unexercised options and unsettled RSUs will be cancelled, including the portion already vested and not exercised

(in the case of options). The awards also have conditions for accelerated vesting upon death, disability, termination of employment by the Company without “cause” or “retirement.” For Messrs. Harvey, Lafave, Vachon and Rougeau, “retirement” means termination by the executive on or after age 55 for any reason other than death or disability. For Mr. Laflamme, “retirement” means termination by the executive under circumstances that do not entitle him to severance pursuant to an agreement, policy, plan or program, which occurs on or after (i) age 58, (ii) with at least two years of service, and (iii) having a combined age and years of service equal to at least 62.5.

If an executive’s employment is terminated without “cause” or “retirement,” the executive would become vested in a pro rata portion of the options and RSUs equal to (i) the total number of shares of Company common stock covered by the options or units under the RSUs, as applicable, multiplied by (ii) a fraction, the numerator of which is the number of months elapsed since the emergence date and the denominator of which would be 48, including the portion that has already vested. The vested portion of the options would be exercisable for one year following the executive’s termination unless he dies during the one-year period, in which case the vested options would remain exercisable for two years following his death.

If the executive dies or becomes eligible for long-term disability benefits under a Company-sponsored plan, then, in addition to any portion of the options and RSUs in which he is already vested, the portion of the options and RSUs scheduled to vest on the next anniversary of the emergence date would vest on his date of death or the first day of the long-term disability period, as applicable. The vested portion of the options would be exercisable for two years following such date.

In connection with their terminations of employment effective as of August 31, 2011 and March 31, 2011, Messrs. Harvey and Rougeau entered into severance agreements with the Company, which provided for continued vesting in their emergence equity awards through December 9, 2011. The remainder of their emergence equity awards was forfeited. In settlement of their vested emergence RSUs, Messrs. Harvey and Rougeau, respectively, received 1,224 and 1,296 shares of Company stock. In addition, Mr. Harvey may exercise his 7,876 vested emergence options until December 9, 2012, and Mr. Rougeau may exercise his 8,340 vested emergence options until November 30, 2012.

2011 Annual Equity Awards

On October 24, 2011, the compensation committee approved 2011 annual equity awards to Mr. Garneau, Ms. Longworth and Messrs. Laflamme, Lafave and Vachon representing a percentage of their salaries, with a November 3, 2011 grant date. In advance of compensation committee approval, Mr. Garneau informed the committee chair of his intention to decline the 2011 annual equity award. Immediately following compensation committee approval and before the grant date, Mr. Garneau declined a 2011 annual equity award with a value of $1,721,250. The 2011 annual equity awards granted to Ms. Longworth and Messrs. Laflamme, Lafave and Vachon had values of $437,500, $425,000, $375,000 and $361,250, respectively.

For each named executive officer, the 2011 annual equity award consisted of:

•

An award of options to purchase a number of shares of the Company’s common stock determined by dividing (i) 50% of his award value by (ii) the Black-Scholes value of an option, or $8.36. The exercise price of an option is equal to the arithmetic mean of the highest and lowest prices per share at which the Company’s common stock was traded on the NYSE on November 2, 2011, or $16.45.

•

An award of RSUs with respect to a number of shares of the Company’s common stock determined by dividing (i) 50% of his award value by (ii) the arithmetic mean of the highest and lowest prices per share at which the Company’s common stock was traded on the NYSE on November 2, 2011, or $16.45.

The 2011 annual equity awards vest 25% on each of the first four anniversaries of the grant date as long as the executive remains employed through the applicable vesting dates. RSUs are ordinarily settled upon vesting. Options are ordinarily exercisable for ten years following the grant date, as long as the executive remains employed during that period. In the event that a named executive officer is terminated for “cause,” all unexercised options and unsettled RSUs will be cancelled, including the portion already vested and not exercised (in the case of options). The awards also have conditions for accelerated vesting upon death, disability, termination of employment by the Company without “cause,” or “retirement.”

If an executive terminates employment due to “retirement” on or after May 3, 2011, his unvested options and RSUs awarded under the 2011 annual equity award will continue to vest as if he remained employed during the remainder through all applicable vesting dates. The vested options will remain exercisable until November 3, 2016.

If an executive terminates employment due to “retirement” before May 3, 2011 or his employment is terminated at any time without “cause,” the executive would become vested in a pro rata portion of the options and RSUs equal to (i) the total number shares of Company common stock covered by the options or units under the RSUs, as applicable, multiplied by (ii) a fraction, the numerator of which is the number of months elapsed since the emergence date and the denominator of which would be 48, including the portion that has already vested. The vested portion of the options would be exercisable for one year following the executive’s termination unless he dies during the one-year period, in which case the vested options would remain exercisable for two years following his death.

If the executive dies or becomes eligible for long-term disability benefits under a Company-sponsored plan, then, in addition to any portion of the options and RSUs in which he is already vested, the portion of the options and RSUs scheduled to vest on the next anniversary of the emergence date would vest on his date of death or the first day of the long-term disability period, as applicable. The vested portion of the options would be exercisable for two years following such date.

Employment Agreements and Offer Letters

The material terms of each officer’s employment arrangement are identified below, but any severance arrangement to which a named executive officer may be subject upon certain termination events, whether or not in connection with a change in control, is described below under Severance and Change in Control Arrangements. Although all named executive officers received Company contributions under the 2010 deferred compensation SERP for 2011, the 2010 deferred compensation SERP was terminated effective December 31, 2011.

Mr. Garneau

In connection with his commencement of employment as president and chief executive officer, the Company entered into an employment agreement with Richard Garneau, dated January 1, 2011. The employment agreement continues in effect until death, disability, retirement or written notice of termination by Mr. Garneau or the Company, with certain ongoing restrictive covenants as described below. Under the terms of his employment agreement, Mr. Garneau is entitled to an annual base salary of $765,000 (in U.S. dollars) and is eligible to receive an annual bonus under the 2011 STIP with a target payout of 100% of his base salary and a maximum of 150%, subject to modifications by the Board in its discretion. Pursuant to the compensation committee’s decision in July 2011 to pay all executive compensation in the currency of an executive’s country of residence, Mr. Garneau’s base salary was established in Canadian dollars beginning August 1, 2011. Under his employment agreement, Mr. Garneau is also eligible to receive awards under the 2010 equity incentive plan (including an initial award equivalent to 225% of his annual base salary), company contributions under the 2010 deferred compensation SERP and certain fringe benefits. As described above, Mr. Garneau declined any 2011 STIP award or 2011 annual equity award.

Mr. Garneau is subject to a covenant not to disclose confidential information during the term of the agreement and for five years thereafter. In addition, Mr. Garneau is subject to covenants not to compete with the Company, solicit customers of the Company or interfere with suppliers of the Company during the term of the agreement and, except as provided in his change in control agreement, for nine months thereafter (12 months in the case of a termination for “cause” (as defined under the employment agreement)).

Ms. Longworth

Ms. Longworth initially entered into an offer letter with the Company, effective July 4, 2011, to serve as a special advisor to Mr. Garneau. She subsequently entered into an offer letter with the Company, effective as of August 31, 2011, to serve as senior vice president and chief financial officer. Both offer letters provide for an annual base salary of $350,000. During her period as a special advisor, Ms. Longworth was eligible for an annual bonus under the 2011 STIP with a target payout of 60% of her base salary and a maximum payout of 90% of her base salary, prorated to her date of hire. She was also eligible to receive company contributions under the 2010 deferred compensation SERP at 10.5% of base salary. Effective August 31, 2011, she was eligible for an annual bonus under the 2011 STIP with a target payout of 100% of her base salary, with a maximum payout of 150% of her base salary, prorated for her period as senior vice president and chief financial officer. She was also eligible to receive awards under the 2010 equity incentive plan (including an initial award equivalent to 125% of her annual base salary) and company contributions under the 2010 deferred compensation SERP at 20.5% of base salary. Additionally, throughout her period of employment in 2011, Ms. Longworth was eligible for certain fringe benefits.

Mr. Harvey

From the emergence date through his August 31, 2011 termination date, Mr. Harvey received compensation in line with the executive compensation structure developed during the creditor protection proceedings and reflected in the emergence plans.

Mr. Laflamme

Mr. Laflamme entered into an offer letter with the Company, effective as of emergence, which provided for an annual base salary established in Canadian dollars and equal to $277,945. Mr. Laflamme was employed pursuant to his emergence offer letter from January 1, 2011 through January 16, 2011. Effective as of January 17, 2011, Mr. Laflamme’s responsibilities increased and he entered into a new offer letter with the Company, which provided for an annual base salary of $340,000. Pursuant to the compensation committee’s decision in July 2011 to pay all executive compensation in the currency of an executive’s country of residence, Mr. Laflamme’s base salary was established in Canadian dollars beginning August 1, 2011. He was also eligible to receive an annual bonus under the 2011 STIP with a target payout of 100% of base salary, awards under the 2010 equity incentive plan (including an initial award equivalent to 125% of annual base salary), company contributions under the 2010 deferred compensation SERP and certain fringe benefits.

Mr. Lafave

Mr. Lafave entered into an offer letter with the Company, effective as of emergence, which provided for an annual base salary established in Canadian dollars and equal to $213,804. Mr. Lafave was employed pursuant to his emergence offer letter from January 1, 2011 through January 16, 2011. Effective as of January 17, 2011, Mr. Lafave joined the executive team and entered into a new offer letter with the Company, which provided for an annual base salary of $300,000. Pursuant to the compensation committee’s decision in July 2011 to pay all executive compensation in the currency of an executive’s country of residence, Mr. Lafave’s base salary was established in Canadian dollars beginning August 1, 2011. Under the January 17, 2011 offer letter, he was also eligible to receive an annual bonus under the 2011 STIP with a target payout of 100% of base salary, awards under the 2010 equity incentive plan (including an initial award equivalent to 125% of annual base salary), company contributions under the 2010 deferred compensation SERP and certain fringe benefits.

Mr. Vachon

Mr. Vachon entered into an offer letter with the Company, effective as of emergence, which provided compensation in line with the executive compensation structure developed during the creditor protection proceedings and reflected in the emergence plans, including an annual base salary of $289,000. Mr. Vachon was subsequently provided a new offer letter, pursuant to which his responsibilities changed effective January 17, 2011 but his compensation, including annual base salary, did not change. Pursuant to the compensation committee’s decision in July 2011 to pay all executive compensation in the currency of an executive’s country of residence, Mr. Vachon’s base salary was established in Canadian dollars beginning August 1, 2011. He was also eligible to receive an annual bonus under the 2011 STIP with a target payout of 100% of base salary, awards under the 2010 equity incentive plan (including an initial award equivalent to 125% of annual base salary), company contributions under the 2010 deferred compensation SERP and certain fringe benefits.

Mr. Rougeau

Mr. Rougeau entered into an offer letter with the Company, effective as of emergence, which provided compensation in line with the executive compensation structure developed during the creditor protection proceedings and reflected in the emergence plans, including an annual base salary of $382,500. As described above, pursuant to severance terms agreed upon by the Company, Mr. Rougeau resigned from his position as executive vice president, Operations and Sales, effective January 17, 2011, and terminated employment, effective March 31, 2011. From the emergence date through his termination date, Mr. Rougeau received compensation in line with the executive compensation structure developed during the creditor protection proceedings and reflected in the emergence plans.

Equity Awards

Outstanding Equity Awards at Fiscal Year-End 2011

Pursuant to the emergence plans, all equity awards which were outstanding as of the emergence date were cancelled. Consequently, the only equity awards made to the named executive officers which were outstanding as of December 31, 2011 were the stock options and RSUs granted as the emergence equity award and the 2011 annual equity award under the 2010 equity incentive plan, as described in the narrative disclosure to the Summary Compensation Table and Grants of Plan-Based Awards table.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable
Richard Garneau	01/09/2011	2,326	6,976	(1)	$23.05	01/08/2021	—		$—

Jo-Ann Longworth	11/03/2011	—	26,166	(2)	16.45	11/02/2021	—		—
	11/03/2011	—	—		—	—	13,298	(2)	193,486

William G. Harvey	01/09/2011	7,876	—		23.05	12/09/2012	—		—

Yves Laflamme	01/09/2011	6,023	18,069	(1)	23.05	01/08/2021	—		—
	01/09/2011	—	—		—	—	2,809	(1)	40,871
	11/03/2011	—	25,419	(2)	16.45	11/02/2021	—		—
	11/03/2011	—	—		—	—	12,918	(2)	187,957

John Lafave	01/09/2011	2,965	8,895	(1)	23.05	01/08/2021	—		—
	01/09/2011	—	—		—	—	1,383	(1)	20,123
	11/03/2011	—	22,428	(2)	16.45	11/02/2021	—		—
	11/03/2011	—	—		—	—	11,398	(2)	165,841

Jacques P. Vachon	01/09/2011	6,301	18,902	(1)	23.05	01/08/2021	—		—
	01/09/2011	—	—		—	—	2,938	(1)	42,748
	11/03/2011	—	21,606	(2)	16.45	11/02/2021	—		—
	11/03/2011	—	—		—	—	10,980	(2)	159,759

Pierre Rougeau	01/09/2011	8,340	—		23.05	11/30/2012	—		—

(1)	Vests ratably in one-fourth tranches on each anniversary of the emergence date: December 9, 2012, December 9, 2013 and December 9, 2014. The first tranche vested December 9, 2011.
(2)	Vests ratably in one-fourth tranches on each anniversary of the grant date: November 3, 2012, November 3, 2013, November 3, 2014 and November 3, 2015.

Option Exercises and Stock Vested for 2011

As discussed above, pursuant to the plans of reorganization, all outstanding option awards and unsettled stock awards as of the emergence date were cancelled. The only options that were exercisable in 2011 were those awarded under the emergence equity award, all of which remained outstanding as of December 31, 2011. Twenty-five percent of the RSUs granted under the emergence equity award vested on the first anniversary of the emergence date (i.e., December 9, 2011). The number of shares acquired, and the value realized, on such date set forth in the following table.

	Stock Awards
Name	Number of shares acquired on vesting	Value realized on vesting
Richard Garneau	—	$—
Jo-Ann Longworth	—	—
William G. Harvey	1,224	18,458
Yves Laflamme	936	14,115
John Lafave	461	6,952
Jacques P. Vachon	980	14,778
Pierre Rougeau	1,296	19,544

Compensation Risk Assessment

The Company does not believe that its compensation policies and practices encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. We believe that the design of our compensation policies and practices encourages employees to remain focused on both our short-and long-term goals. For example, while the annual short-term incentive plan measures performance on an annual basis, the equity awards vest over a number of years. The Company also limits the overall payout of short-term incentive awards to a percentage of free cash flow as a means to balance an incentive payout for employees and maximizing stockholder returns.

Pension Benefits

This section describes the accumulated benefits, if any, of each of the named executive officers under Company-sponsored defined benefit pension plans. Any accumulated benefits under Company-sponsored defined contribution plans are described under Nonqualified Deferred Compensation for 2010 below.

The table below shows the present value of accumulated benefits, if any, payable to each of the named executive officers, including the number of years of service credited to them under each applicable plan. The benefits were determined using the interest rates and mortality rate assumptions consistent with those used in the Company’s financial statements.

Pension Benefits for 2011

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Richard Garneau (2)	n/a	—		$—	$—
Jo-Ann Longworth (2)	n/a	—		—	—
William G. Harvey	Registered Plan (Canada)	7.42		138,732	—
	Supplemental Plan (Canada)	7.42		27,748	—
	Qualified Plan (U.S.)	8.42		215,272	—
Yves Laflamme	Registered Plan (Canada)	28.51		1,273,359	—
	Supplemental Plan (Canada)	28.51		1,956,584	—
John Lafave (2)	n/a	—		—	—
Jacques P. Vachon	Registered Plan (Canada)	11.58		541,424	—
	Supplemental Plan (Canada)	25.50		2,184,117	—
Pierre Rougeau	Registered Plan (Canada)	7.25		316,188	—
	Supplemental Plan (Canada)	12.25	(3)	1,572,547	—

(1)	The present value of accumulated benefits under the U.S. qualified pension plan and Canadian registered and supplemental pension plans sponsored by AbiBow Canada Inc., AbiBow US Inc. or Resolute is determined based on the assumptions used in the Company’s financial statements, as described in Note 18 of the Consolidated Financial Statements, except that each named executive officer’s retirement age was assumed to be the earliest age upon which an unreduced pension is payable under the plan(s) in which he was a participant as of December 31, 2011, and the values of Canadian pension plan benefits for Messrs. Harvey, Laflamme, Vachon and Rougeau were converted to U.S. dollars using the exchange rate as of December 31, 2011, the date of the balance sheet included in the Company’s annual report on Form 10-K for the year ended the same date. These assumptions are further described in the narratives below.
(2)	Ms. Longworth and Messrs. Garneau and Lafave do not participate in any Company-sponsored defined benefit pension plans. Instead, their retirement benefits are provided exclusively through the Company’s defined contribution plans, as described below under Nonqualified Deferred Compensation for 2011.
(3)	In 2004, the HRCC granted Mr. Rougeau five extra years of credited service under the prior Canadian Supplemental Executive Retirement Plan (SERP) for Executive Employees of Abitibi-Consolidated Inc., or “prior Abitibi DB SERP,” pursuant to its discretion under the plan’s terms.

The following discussion describes the terms of the pension plans applicable to Messrs. Harvey, Laflamme, Vachon and Rougeau. No other named executive officer participated in the Company’s defined benefit pension program.

Before the emergence date, Messrs. Laflamme, Vachon and Rougeau participated in the prior Abitibi DB SERP, Mr. Laflamme also participated in the Régime supplémentaire de retraite des cadres supérieurs désignés de Donohue Inc., and Mr. Harvey had vested rights in the Supplemental Retirement Benefit Plan for Grade 28 and Over-Employees of Bowater Canadian Forest Products Inc., or “prior Bowater DB SERP,” collectively the “prior DB SERPs,” each a non-registered supplemental defined benefit plan. Pursuant to the plans of reorganization, the prior DB SERPs were terminated, effective as of the emergence date, and all benefit obligations were deemed repudiated. Also, pursuant to the plans of reorganization, the Company established new non-registered supplemental defined benefit plans, including the AbitibiBowater 2010 Canadian DB Supplemental Executive Retirement Plan and the AbiBow Canada Inc. DB Supplemental Retirement Plan, collectively the “2010 Canadian DB SERPs,” solely for the purpose of reinstating benefits accumulated under the prior Abitibi DB SERP for participants who waived and forfeited any and all claims they may have had in the creditor protection proceedings in respect of the prior Abitibi DB SERP or any other supplemental retirement benefit plan. Pursuant to the plans of reorganization, benefits under the 2010 Canadian DB SERPs were frozen as to benefit service and earnings (but not vesting service). Consequently, active employees, including Messrs. Harvey, Laflamme, Vachon and Rougeau, did not earn benefits under the 2010 Canadian DB SERPs or any other supplemental pension plan in 2011.

Canadian Pension Benefits for Messrs. Laflamme, Vachon and Rougeau

Of the named executive officers, Messrs. Laflamme, Vachon and Rougeau have pension benefits payable under legacy Abitibi Canadian pension plans. Pension benefits were frozen, effective January 1, 2009, for Mr. Rougeau and, effective December 31, 2010, for Messrs. Laflamme and Vachon. The following describes the pension benefits payable under these plans.

Pension benefits under these Canadian pension plans are offered through a registered plan and a non-registered plan. A “registered plan” means the plan is intended to be qualified for favorable tax treatment under the Canadian Income Tax Act, or the “Income Tax Act.” In contrast, a “non-registered plan,” such as the prior Bowater DB SERP, is not qualified for this favorable tax treatment and provides to a select group of management and highly compensated employees additional pension benefits that cannot be provided under the registered plans because of statutory limitations or an overall benefit that is offset by the benefit provided under the registered plan. The Abitibi registered plan is the Pension Plan for Executive Employees of Abitibi-Consolidated Inc., or the “Abitibi registered plan.”

As described above, following the prior DB SERPs’ termination, the benefits of Messrs. Laflamme, Vachon and Rougeau under the prior DB SERPs were reinstated under the 2010 Canadian DB SERPs. In general, the plans’ formulas provide a traditional pension plan formula based on years of credited service and a percentage of final average compensation. The 2010 Canadian DB SERPs provide an overall pension benefit that is offset by the benefit payable under the registered plans, including any registered plan benefits that have been commuted. The registered plans limit the amount of the pension benefit payable due to statutory constraints.

In 2009, we changed our retirement program for Canadian employees by shifting to predominantly defined contribution plans from traditional defined benefit pension plans. In this regard, effective January 1, 2009, the Abitibi registered plan and prior Abitibi DB SERP were frozen to new entrants, as well as to current employees who did not meet a threshold eligibility requirement for continued participation, including Mr. Rougeau. New entrants and non-eligible participants enrolled in new defined contribution plans. Messrs. Laflamme and Vachon were not among those affected by the January 1, 2009 freeze and continued to accrue benefits under the Abitibi Canadian defined benefit pension plans through December 31, 2010, on which date their benefits were frozen, as described below.

Pension Formula

These Canadian pension plans generally provide total pension benefits equal to 2% of final average compensation multiplied by years of credited service with the Company and its related entities, up to 35 years of service. As a result of the benefit service freeze described above, the total pension benefits for Mr. Rougeau only take into account his years of credited service before January 1, 2009. The pension benefits for Messrs. Laflamme and Vachon under the 2010 Abitibi DB SERP take into account their years of credited service through December 31, 2010. Mr. Rougeau is fully vested in his benefits under the Abitibi Canadian pension plans.

For years of credited service through December 31, 2008, final average compensation is the sum of (i) average monthly base salary based on the best 60 consecutive months of base salary within the last 120 months and (ii) the best five annual incentive awards in the last ten years.

For years of credited service after December 31, 2008, final average compensation is the average of the five highest consecutive calendar years of eligible earnings in the last 10 years. Eligible earnings in a given calendar year is the sum of the base salary and the incentive award paid under the annual incentive plan (excluding any special incentive awards unless authorized by the Company). The paid incentive award component is capped at 125% of the target incentive award of each year.

Beginning January 1, 2009, Messrs. Laflamme and Vachon were required to contribute to the Abitibi registered plan. Their contributions were equal to 5% of their pensionable earnings up to the U.S. compensation limit ($245,000 in 2009 and 2010). Contributions were credited with interest at the average net rate of return of the pension fund of the Abitibi registered plan over the preceding two calendar years.

Participants are entitled to early retirement if they have attained age 55. The total pension payable is unreduced if the participant retires at age 58 and the sum of his age and years of service is at least 80. If a participant is not eligible for an unreduced benefit and has completed 20 years of service, the total pension payable is reduced by 6% for each year (or 0.5% for each month) between his retirement date and the date he would have attained age 58 and the sum of his age and years of service would equal at least 80. If the participant has less than 20 years of service, the 6% per year (or 0.5% for each month) reduction is calculated for each year before age 65 that the retirement occurs. A participant who terminates employment with the Company and its related entities for any reason before attaining age 55 is eligible for an unreduced pension payable at age 65, but may elect to receive a reduced pension at any time before age 65. If his employment was terminated involuntarily, his pension payable is reduced by 6% for each year (or 0.5% for each month) between the date payments commence and the date on or after attainment of age 58 that the sum of his age and years of service would equal at least 80. If his employment was terminated voluntarily, the 6% per year (or 0.5% for each month) reduction is calculated for each year before age 65 that payments commence.

In 2004, the HRCC had granted Mr. Rougeau five extra years of credited service under the prior Abitibi DB SERP. As mentioned above, years of benefit service credited to Mr. Rougeau under the Abitibi pension plans were frozen on December 31, 2008. Years of benefit service credited to Messrs. Laflamme and Vachon were frozen as of December 31, 2010.

Time and Form of Payment

The Abitibi Canadian pension plans provide for payment in an annuity with a participant option to select payment among different types of annuities, any of which will provide monthly payments for the life of the participant and his spouse, if any. For the Canadian executives, the annuities can generally be secured by a letter of credit pursuant to a retirement compensation arrangement without adverse tax consequences to the executive and the Company has established security protocols. At the executive’s age 55, the Company will undertake to secure a letter of credit for a percentage of his supplemental retirement benefits. As of December 31, 2011, this percentage would have corresponded to the average weighted solvency ratio of the Company’s registered plans. As of the time this proxy was filed, the Company had not secured the Canadian DB SERP benefits of Messrs. Rougeau or Vachon.

Assumptions for Pension Benefits Table Value

The accrued benefit amounts identified in the Pension Benefits table above show the present value of the future monthly payments if calculated as a lump sum. An interest rate and mortality table providing for current life expectancies are used to calculate the present value amount as of December 31, 2011. The interest rate and mortality table used are the same as those used for our financial statements, which are a 4.9% interest rate and the RP2000 generational mortality table with white collar adjustments and no presumption for pre-retirement mortality. Benefits were calculated assuming retirement on the date an executive attains age 58 with the sum of his age and years of service equaling at least 80. In addition, the final average earnings used for the calculation of the accumulated benefit as of December 31, 2011, as shown in the Pension Benefits table, are: for years of service credited through December 31, 2008, Mr. Laflamme, $407,925, Mr. Vachon $500,198 and Mr. Rougeau, $664,575; and for years of service credited after December 31, 2008, Mr. Laflamme, $365,116, and Mr. Vachon, $466,056.

Canadian Pension Benefits for Mr. Harvey

Of the named executive officers, Mr. Harvey accumulated 7.4151 years of credited service in a legacy Bowater Canadian registered plan and the prior Bowater DB SERP before transferring to the United States on November 30, 1998. As described above, following the termination and repudiation of the prior Bowater DB SERP, effective as of the emergence date, Mr. Harvey’s benefit under the prior Bowater DB SERP was reinstated under a new supplemental pension plan. Pursuant to the Bowater Canadian registered plan and the new supplemental pension plan, for each year of credited service in Canada, Mr. Harvey is entitled to a total pension at age 65 equal to 1.6% of final average earnings determined on November 30, 1998, indexed to the date of termination of employment based on the increase in Canadian average weekly earnings for the period. In light of his August 31, 2011 termination of employment, Mr. Harvey is entitled to a total monthly pension payable from age 65. He can elect to receive his pension from as early as age 55, subject to an actuarial reduction.

The portion of the pension payable from the registered plan is determined based on the maximum pension payable under the Income Tax Act as of his termination of employment, effective August 31, 2011.

The pension is payable for life subject to a five-year guarantee. Final average earnings are based on the 36 consecutive months before November 30, 1998, including 50% of target bonus. The resulting final average earnings are $130,867 as of November 30, 1998.

The accrued benefit amounts identified in the Pension Benefits table above show the present value of the future monthly payments if calculated as a lump sum. An interest rate and mortality table providing for current life expectancies are used to calculate the present value amount as of December 31, 2011. The interest rate and mortality table used are the same as those used for our financial statements, which are a 4.9% interest rate and the RP2000 generational mortality table with white collar adjustments and no presumption for pre-retirement mortality. Benefits were calculated assuming Mr. Harvey’s retirement at age 65 because he would be eligible to receive an unreduced pension at that age.

U.S. Pension Benefits for Mr. Harvey

In addition to the pension benefits described above, Mr. Harvey also has pension benefits payable from a qualified plan — the AbiBow US Retirement Plan (formerly named the AbitibiBowater Inc. Retirement Plan and, historically, the Bowater Incorporated Retirement Plan). A “qualified plan” means the plan is qualified for favorable tax treatment under Code Section 401(a) and is available to all eligible employees (not just executives). In general, the qualified pension plan formula provides a traditional pension plan formula based on years of service and a percentage of final average monthly compensation. No other named executive officer has pension benefits payable through U.S. pension plans.

Effective January 1, 2007, the qualified pension plan was frozen to new entrants and to certain current employees who did not meet a threshold eligibility requirement for continued participation (determined as of December 31, 2006). For these affected individuals, including Mr. Harvey, beginning on January 1, 2007, retirement benefits were provided through a defined contribution program described below.

Pension Formula

The qualified pension plan provides an age 65 pension benefit equal to 52.5% of a participant’s final average monthly compensation, proportionately reduced for each year of benefit service less than 35 years, minus 50% of his primary Social Security benefit, proportionately reduced for each year of benefit service less than 35 years. Participants with at least 10 years of service can begin this benefit, unreduced, at age 62. The plan also provides for a reduced early retirement benefit if the participant has attained age 50 and completed at least 10 years of service. The early retirement reduction is 4.5% per year before age 62.

The definition of compensation under the qualified pension plan is generally based on a participant’s W-2 compensation, subject to exclusions (including payments restructuring recognition awards, other cash recognition, non-recurring or multi-year incentive awards, equity compensation and lump sum merit or severance pay). Final average monthly compensation is determined using the highest paying 60 consecutive calendar months out of the most recent 120 calendar months before January 1, 2007. As of December 31, 2011, final average compensation used under the qualified pension plan was $207,000 for Mr. Harvey.

Time and Form for Payment

The qualified pension plan provides for payment in an annuity with a participant option to select payment among different types of annuities, any of which will provide monthly payments for the life of the participant and, if elected, the life of the participant’s beneficiary. Payment is first made after a participant attains age 50 with ten years of service and terminates from employment with the Company and its related entities, provided that payment only begins when a participant makes an affirmative election. As a result of his termination of employment effective as of August 31, 2011, Mr. Harvey is currently eligible to elect payment of his benefits under the plan.

Assumptions for Pension Benefits Table Values

The accrued benefit amount identified in the Pension Benefits table above shows the present value of the future monthly payments if calculated as a lump sum. An interest rate and mortality table providing for current life expectancies are used to calculate the present value amount as of December 31, 2011. The interest rate and mortality table used are the same as those used for our financial statements, which are a 4.90% interest rate and the RP2000 generational mortality table projected to 2011 with white collar adjustments and no presumption for pre-retirement mortality.

The amounts shown were also calculated assuming retirement at age 62 or current age, if greater, but no earlier than the earliest retirement age at which the participant can receive an unreduced benefit. In this regard, if Mr. Harvey had retired on December 31, 2011, he would have been eligible for a reduced benefit under the qualified pension plan.

Nonqualified Deferred Compensation for 2011

Before the emergence date, the Company sponsored two supplemental retirement savings plans. Mr. Harvey participated in the AbitibiBowater Inc. Supplemental Retirement Savings Plan, or “prior U.S. deferred compensation SERP,” and Messrs. Lafave and Rougeau participated in the prior Canadian deferred compensation SERP.

Pursuant to the plans of reorganization, on the emergence date, all benefits under the prior Canadian deferred compensation SERP and the prior U.S. deferred compensation SERP were terminated, but were reinstated under the 2010 deferred compensation SERP — a new supplemental defined contribution plan — for certain participants, including Messrs. Harvey and Rougeau, who waived and forfeited all claims they had or may have had in the creditor protection proceedings in respect of any terminated plans. Mr. Lafave did not waive his claim and instead received a settlement through the creditor protection proceedings for his benefits under the prior Canadian deferred compensation SERP. He commenced participation in the 2010 deferred compensation SERP effective as of the emergence date and earned benefits for his post-emergence service. Messrs. Laflamme and Vachon earned retirement benefits exclusively under the Company’s defined benefit pension program until January 1, 2011, when they began participating in the 2010 deferred compensation SERP. In addition, Mr. Garneau and Ms. Longworth, both became participants in the 2010 deferred compensation SERP effective on their dates of hire (i.e., January 1, 2011 and July 4, 2011, respectively).

The table below shows the amounts that were credited to each executive’s account(s) under the 2010 deferred compensation SERP in 2011. As described above under Compensation Discussion and Analysis, on October 25, 2011, the board approved the termination of the 2010 deferred compensation SERP, effective as of December 31, 2011. As a result, the Company will not make any additional contributions to the 2010 deferred compensation

SERP after 2011, except to credit earnings to participants’ notional accounts pending liquidation of the accounts in 2012. The 2010 deferred compensation SERP will be liquidated and the value of the notional accounts will be paid to participants in 2012.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY(1)	Aggregate Withdrawals/ Distributions(1)	Aggregate Balance at Last FY(1)
Richard Garneau	$—	$156,257	$876	$—	$157,133
Jo-Ann Longworth	—	15,287	42	—	15,329
William G. Harvey	—	75,549	(9,966)	—	427,520
Yves Laflamme	—	86,524	486	—	87,010
John Lafave	—	62,339	371	—	64,584
Jacques P. Vachon	—	78,405	440	—	78,845
Pierre Rougeau	—	50,327	6,624	128,680	129,289

(1)	All contributions, earnings, distributions and aggregate balances are calculated in Canadian dollars and, for purposes of this table, were converted to U.S. dollars using the exchange rate as of December 31, 2011, the date of the balance sheet included in the Company’s annual report on Form 10-K for the year ended the same date.

2010 Deferred Compensation SERP

The key features of the 2010 deferred compensation SERP are:

•	The eligible employees include the president and chief executive officer, all executive and senior vice presidents, most vice presidents and the plant general managers.

•

If an active employee with a rejected or repudiated benefit under the prior U.S. deferred compensation SERP or prior Canadian deferred compensation SERP, as applicable, became a participant in the 2010 deferred compensation SERP because he waived all claims in the creditor protection proceedings in respect of any terminated plans, his benefit was reinstated as an opening balance and is eligible to be credited with investment earnings or interest, as applicable.

•

If the employee is an eligible employee on the Company’s Canadian payroll who participates in the Defined Contribution Pension Plan for Non-Unionized Employees of Abitibi-Consolidated Inc., or the “registered DC plan,” the registered savings plan, and cannot receive the full Company basic contribution of 10.5% of eligible earnings under the plan because of the annual limit under the Income Tax Act ($22,970 in 2011), the remainder of the Company basic contribution will be credited to his account under the 2010 deferred compensation SERP.

•

If the employee participates in the AbiBow US Savings Plan, the U.S. tax-qualified savings plan, and cannot receive the full employer match under the plan because of Code limitations, the employee may receive the remainder of the match in the 2010 deferred compensation SERP. The employer match was suspended under the AbiBow US Savings Plan throughout 2011 and, consequently, no excess employer match was provided under the 2010 deferred compensation SERP.

•

If the employee participates in the AbiBow US Savings Plan and is eligible for an automatic company contribution under that plan, the employee may also receive an excess automatic company contribution under the 2010 deferred compensation SERP. The employer automatic contribution is equal to 6.5% of earnings less the amount he received in employer contributions under the tax-qualified savings plan.

•

An additional employer contribution of 10% of base salary plus incentive award paid (12% for the president and chief executive officer) is provided for the president and chief executive officer and his direct reports. Additional employer contributions for 2011 were attributable to base salary and, for Messrs. Harvey, Laflamme, Lafave, Vachon and Rougeau, their 2010 STIP award. In the case of

Messrs. Harvey and Rougeau, these contributions took into account their base salaries earned through their respective termination dates, plus their full 2010 STIP awards. Ms. Longworth received an additional employer contribution for 2011 attributable to her base salary earned as chief financial officer from August 31, 2011 through December 31, 2011.

•

Contributions to the 2010 deferred compensation SERP are credited to a bookkeeping account. For Canadian participants, interest is credited to these accounts at a rate equal to the average rate of return on the balance funds offered under the registered DC plan. For U.S. participants, earnings and losses are credited to these accounts based on hypothetical investment returns corresponding to the employees’ elections among the hypothetical investment options. The options mirror those investment options offered under the U.S. tax qualified savings plan. Investment elections can be changed at any time before separation from service.

•

Reinstated amounts that were contributed as excess matching contributions before January 1, 2009 under the prior U.S. deferred compensation SERP are fully vested under the 2010 deferred compensation SERP. All other amounts credited under the 2010 deferred compensation SERP are generally subject to a vesting schedule. Canadian participants have a vested right to their account balance pursuant to a schedule that provides for 50% vesting under age 55, 70% vesting at age 55, 80% vesting at age 56, 90% vesting at age 57 and 100% vesting at age 58. U.S. participants with at least three years of service have a vested right to 50% of their credited account balance if they voluntarily terminate before age 55 and 100% of their credited account balance if they voluntarily terminate on or after age 55 or die, become disabled or involuntarily terminate without cause at any time. The 2010 deferred compensation SERP provides for accelerated vesting in the event of death, disability (U.S. participants only) and an involuntary termination without cause. For Canadian participants, a termination for cause will cause the entire account balance, whether vested or not, to be forfeited. And, in the event of a violation of customary restrictive covenants of confidentiality, non-competition and non-solicitation, if applicable, by any participant, the account balance will be forfeited.

•

The 2010 deferred compensation SERP pays any amounts due in two installments. The first is payable as of the seventh month following separation from service for any reason and the second installment is due on the first anniversary of separation from service. For Canadian participants, interest will be credited from the employee’s separation through the end of such year at the plan’s regular interest rate, and from January 1 of the following year until the entire account balance is distributed at the one-year Canadian Deposit Offered Rate (or other rate in Canada that is equivalent to the LIBOR rate). For U.S. participants, interest will be credited from the employee’s separation until the entire account balance is distributed at the one-year LIBOR rate. Distribution is also triggered by a death or disability on terms described in the 2010 deferred compensation SERP.

Mr. Garneau, Ms. Longworth and Messrs. Laflamme, Lafave and Vachon participated in the registered DC plan and 2010 deferred compensation SERP. Mr. Lafave previously participated in the prior Canadian deferred compensation SERP. Under the vesting rules described above, as of December 31, 2011, Mr. Garneau was 100% vested in his account, Mr. Laflamme was 70% vested in his account, and Ms. Longworth and Messrs. Lafave and Vachon were each 50% vested in their accounts. Generally, each executive officer’s account balance becomes payable upon the earlier of their separation from service or death. As described above, the 2010 defined contribution SERP will be liquidated on or before October 25, 2012, and all remaining unvested account balances will become fully vested immediately before the liquidation date.

Mr. Harvey participated in the AbiBow US Savings Plan and 2010 deferred compensation SERP. He formerly participated in the prior U.S. deferred compensation SERP and was credited with a reinstated balance under the 2010 deferred compensation SERP equal to his outstanding balance under the prior U.S. deferred compensation SERP. Upon his termination of employment, Mr. Harvey became fully vested in his account under the 2010 deferred compensation SERP. Mr. Harvey’s vested account balance is payable in two equal installments (determined as of his termination date), the first of which is payable on March 30, 2012, with the remainder to be paid on September 1, 2012.

Mr. Rougeau participated in the registered DC plan and the 2010 deferred compensation SERP. He formerly participated in the prior Canadian deferred compensation SERP and was credited with a reinstated balance under the 2010 deferred compensation SERP equal to his outstanding balance under the prior Canadian deferred compensation SERP. Upon his termination of employment, Mr. Rougeau became fully vested in his account under the 2010 deferred compensation SERP. His vested account balance is payable in two equal installments (determined as of his termination date). The first installment was paid on October 1, 2011 and the second installment is scheduled to be paid April 1, 2012, but may be paid earlier if the liquidation of account balances for non-U.S. taxpayers occurs before April 1, 2012.

Severance and Change in Control Arrangements

Severance, With or Without a Change in Control

The following is a discussion of the policies and arrangements to which a named executive officer becomes subject upon certain termination events, with or without a change in control of the Company. During 2011, all named executive officers except Mr. Garneau were covered by the 2010 executive severance policy, which provides the minimum severance protection for any eligible termination that occurs during the two years following emergence. Severance protection for Mr. Garneau was provided under his employment agreement and, in the case of a termination with a change in control, a separate change in control agreement. In addition, Messrs. Harvey and Rougeau entered into severance and consulting agreements with the Company in connection with their terminations of employment effective as of August 31, 2011 and March 31, 2011, respectively, providing severance benefits based on the 2010 executive severance policy.

Mr. Garneau is the only named executive officer with whom the Company has entered into a change in control agreement. The 2010 executive severance policy remains the sole arrangement providing change in control protection for executive officers other than Mr. Garneau.

The material terms of the 2010 executive severance policy, the severance provisions of Mr. Garneau’s employment agreement, Mr. Garneau’s change in control agreement and the severance and consulting agreements for Messrs. Harvey and Rougeau are described below. In all cases, to be eligible for severance benefits, the named executive officers must agree to certain restrictive covenants intended to mitigate the competitive disadvantage that would result from losing executive talent to competitors of the Company:

•

The 2010 executive severance policy requires eligible executives to protect confidential information. In addition, to receive benefits under the executive severance policy, an eligible executive must sign a release containing non-compete, non-solicitation and confidentiality covenants.

•

Mr. Garneau’s employment agreement includes covenants not to compete with the Company, solicit customers of the Company or interfere with suppliers of the Company for a 12-month period following a termination for “cause” (as defined in the employment agreement). This period is nine months for a termination for any other reason, except for a termination without “cause” or for “good reason” pursuant to the change in control agreement (as defined thereunder). In addition, a confidentiality covenant is effective for a five-year period following a termination for any reason.

•

Mr. Harvey’s severance and consulting agreement contains non-compete and non-solicitation covenants effective for a one-year period, and a confidentiality covenant effective for a five-year period, following his termination of employment with the Company on August 31, 2011.

•

Mr. Rougeau’s severance and consulting agreement contains non-compete and non-solicitation covenants effective for a one-year period, and a confidentiality covenant effective for a two-year period, following his termination of employment with the Company on March 31, 2011.

2010 Executive Severance Policy

Under the 2010 executive severance policy, severance is paid for two reasons:

•	A named executive officer is terminated involuntarily by the Company without just cause (as determined by the Company in its sole discretion) or,

•	Within 12 months after a “change in control” of the Company, a named executive officer voluntarily terminates his employment for “good reason.”

The severance pay is equal to six weeks of eligible pay per year of continuous service, with a minimum of 52 weeks and a maximum of 104 weeks, and with proportional allowance for completed months. Eligible pay is base pay, plus the lesser of (i) the average of the last two annualized incentive awards paid under Company-sponsored short-term incentive plans (disregarding the 2008 and 2009 performance years) or (ii) 125% of the current target incentive award. Severance pay is generally paid as a lump sum upon termination. For the named executive officers, coverage under all Company-sponsored benefit plans ends pursuant to the plans’ terms. The policy also provides outplacement counseling following a covered termination. Except as required by law, severance pay and benefits under the 2010 executive severance policy are contingent upon the execution of a valid waiver and release agreement that is not later revoked.

The 2010 executive severance policy contains the following general definitions of “change in control” and “good reason,” qualified in their entirety by the policy’s actual terms:

•

In general, a “change in control” means (i) the acquisition of a number of voting shares equal to or greater than 50% of the total number of voting shares immediately after such acquisition; (ii) the election or appointment of a number of members of the board of directors equal to or greater than 50% of the board of directors; (iii) any transaction or series of transactions whereby assets of the Company become the property of any other person (other than a subsidiary of the Company) if such assets have a fair market value (net of any existing liabilities assumed by such other person as part of the same transaction) equal to 50% or more of the Company’s market capitalization (as defined in the 2010 executive severance policy) immediately before such transaction; or (iv) the completion of any transaction or the first of a series of transactions that would have the same or similar effect as any transaction or series of transactions referred to in clauses (i), (ii) and (iii). However, the following events did not constitute a “change in control” for purposes of the 2010 executive severance policy: the Company’s emergence from the creditor protection proceedings; any and all related corporate restructuring transactions that occur coincident with or following emergence; the change in board membership coincident with emergence; any change in stockholders coincident with emergence; and any other transactions coincident with or following emergence provided for in the plans of reorganization.

•

In general, “good reason” means (i) a material adverse change in the executive’s status, title, position, duties or responsibilities (including reporting line relationships), or any removal of the executive from, or failure to reappoint the executive to, any material office or position; (ii) a material reduction of the executive’s compensation and benefits, in the aggregate, to those provided for under the employee compensation and benefit plans, programs and practices in which he was participating; (iii) a material reduction in the executive’s salary; or (iv) a material change in the geographic location at which the executive is to perform services on behalf of the Company from the location immediately before the change in control.

Mr. Garneau’s Employment and Change in Control Agreements

Under his employment agreement, if Mr. Garneau is terminated involuntarily by the Company without cause, except within two years after a change in control of the Company, he would be eligible for severance pay equal to six weeks of eligible pay per year of continuous service, with a minimum of 52 weeks and a maximum of

104 weeks, and with proportional allowance for completed months. Eligible pay is his base salary as in effect on his termination date, plus the lesser of (i) the average of his last two annualized incentive awards paid under Company-sponsored short-term incentive plans or (ii) 125% of his current target incentive award. Severance pay would be paid as a lump sum upon termination. Mr. Garneau would also be eligible for outstanding equity awards and continued participation in Company-sponsored benefit plans to the extent provided under the terms of the applicable agreements.

Under Mr. Garneau’s change in control agreement, if, within two years after a change in control, his employment is terminated involuntarily by the Company without cause or he resigns for good reason (in both cases subject to a 30-day notice and cure period), he would be eligible for severance pay equal to:

•	three times his base salary as in effect on his termination date, plus

•	three times the lesser of (i) the average of his last two annualized incentive awards paid under Company-sponsored short-term incentive plans or (ii) 125% of his current target incentive award, plus

•	three times the maximum Company contributions he could have received under the registered and nonregistered savings plans (if any) for his year of termination, plus

•	$20,000 in lieu of individual outplacement services.

Severance pay resulting from a change in control would be paid as a lump sum upon termination. Mr. Garneau would also be eligible for Company-provided health care and life insurance coverage, with premiums payable at the rates then in effect for executives, until the earlier of 36 months after his termination date or the date he becomes covered under another employer’s health care and life insurance programs. In addition, upon the change in control, all outstanding stock options would vest immediately and be exercisable, and all outstanding RSUs would vest immediately and be settled.

If the aggregate amount of pay and benefits payable to Mr. Garneau under the change in control agreement would constitute a “parachute payment” subject to excise tax under Section 4999 of the Internal Revenue Code, his aggregate pay and benefits would be reduced to the greater of (i) the after-tax amount which he would retain after all federal, state and local income taxes and all excise taxes under Section 4999, or (ii) the after-tax amount which he would retain after all federal, state and local income taxes if his aggregate pay and benefits were reduced to the maximum amount payable without triggering the excise tax liability under Section 4999.

Mr. Garneau’s agreements have the following definitions of “cause,” “change in control” and “good reason”:

•

In general, “cause” means (i) the willful failure of Mr. Garneau to carry out his duties under the employment agreement, to comply in all material respects with the rules and policies of the Company or to follow any reasonable instruction or directive of the board which is consistent with his duties and responsibilities under the employment agreement; (ii) Mr. Garneau acting dishonestly or fraudulently in connection with the Company’s business, or Mr. Garneau’s willful gross misconduct in the course of his employment, in each case resulting in adverse consequences to the Company or its affiliates; (iii) if Mr. Garneau or his spouse or child under the age of majority makes any personal profit arising out of or in connection with any transaction involving the Company or its affiliates without making disclosure to and obtaining the prior written consent of the board, or other material breach of Mr. Garneau’s fiduciary duties to the Company; (iv) the conviction of Mr. Garneau for, or his guilty plea to, any criminal offense punishable by imprisonment that may reasonably be considered to be likely to adversely affect the Company or its affiliates or the suitability of Mr. Garneau to perform his duties under the employment agreement, including without limitation any offense involving fraud, theft, embezzlement, forgery, willful misappropriation of funds or property, or other fraudulent or dishonest acts; (v) any material breach of the employment agreement; (vi) misconduct by Mr. Garneau that is materially detrimental to the business or financial position of the Company or its affiliates; (vii) personal misconduct by Mr. Garneau of such a serious and substantial nature that it has or would injure the reputation of the Company or its affiliates; (viii) the habitual inability by Mr. Garneau to carry out functions of his employment due to alcohol or drug related causes, provided that he must be provided with written notice of at least 30 days in advance of such a termination, during which period he must have failed to remedy such alcohol or drug related causes; or (ix) any serious reason pursuant to Article 2094 of the Civil Code of Québec.

•

In general, a “change in control” means (i) the acquisition of a number of voting shares equal to or greater than 50% of the total number of voting shares immediately after such acquisition; (ii) the election or appointment of a number of members of the board of directors equal to or greater than 50% of the board of directors; (iii) any transaction or series of transactions whereby assets of the Company become the property of any other person (other than a subsidiary of the Company) if such assets have a fair market value (net of any existing liabilities assumed by such other person as part of the same transaction) equal to 50% or more of the Company’s market capitalization immediately before such transaction; or (iv) the completion of any transaction or the first of a series of transactions that would have the same or similar effect as any transaction or series of transactions referred to in clauses (i), (ii) and (iii).

•

In general, “good reason” means (i) a material change in Mr. Garneau’s status, title, position, duties or responsibilities (including reporting line relationships) that represents a substantial adverse change from his status, title, position, duties or responsibilities as in effect immediately before a change in control or at any time within 24 months thereafter; the assignment to Mr. Garneau of any duties or responsibilities that are materially inconsistent with his status, title, position, duties or responsibilities as in effect immediately before a change in control or at any time within 24 months thereafter; or any removal of Mr. Garneau from, or failure to reappoint or reelect him to, any material office or position held immediately before a change in control or at any time within 24 months thereafter; (ii) a material reduction of Mr. Garneau’s compensation and benefits, in the aggregate, as compared to those provided for under the employee compensation and benefit plans, programs and practices in which he was participating immediately before a change in control or at any time within 24 months thereafter; (iii) a material reduction in Mr. Garneau’s base salary immediately before a change in control or at any time within 24 months thereafter; (iv) the Company’s failure to obtain from any successor its assent to assume the change in control agreement; or (v) a material change in the geographic location at which Mr. Garneau is to perform services on behalf of the Company from the location immediately before the change in control.

Mr. Harvey’s Severance and Consulting Agreement

On August 31, 2011, Mr. Harvey became eligible to receive severance benefits pursuant to his severance and consulting agreement. The severance benefits were based on the 2010 executive severance policy and included the following:

•	a lump sum payment of $1,303,681, which was equal to the sum of 104 weeks of his base salary and the average of his last two cash awards paid;

•	a lump sum payment of $42,500 as a retroactive salary adjustment for the period from January 1, 2011 through August 31, 2011;

•	retiree medical benefits, if eligible;

•	senior executive level outplacement services for a period of 12 months, as long as such services are initiated within seven months of his termination date;

•	continued eligibility for an award under the 2011 STIP on a pro rata basis in accordance with its terms and based on actual performance;

•

pro rata vesting of his emergence equity award through December 9, 2011, resulting in the vesting of 7,876 options, each exercisable until December 9, 2012, and 1,224 RSUs to be settled in shares of Company common stock; and

•	reimbursement of reasonable legal fees and expenses incurred in the negotiation and documentation of his severance and consulting agreement up to a maximum of $10,000.

Mr. Rougeau’s Severance and Consulting Agreement

On March 31, 2011, Mr. Rougeau became eligible to receive severance benefits pursuant to his severance and consulting agreement. The severance benefits were based on the 2010 executive severance policy and included the following:

•	a lump sum payment of $761,620;

•	continued eligibility for coverage under the Company’s medical and dental plans at active employee rates until the earlier of May 5, 2012 or the date he starts employment with another employer;

•	continued eligibility for an award under the 2011 STIP on a pro rata basis in accordance with its terms and based on actual performance;

•

pro rata vesting of his emergence equity award through December 9, 2011, resulting in the vesting of 8,340 options, each exercisable until November 30, 2012, and 1,296 RSUs to be settled in shares of Company common stock; and

•	reimbursement of reasonable legal fees and expenses incurred in the negotiation and documentation of his separation and consulting agreement up to a maximum of $10,000.

Severance Projection in the Case of Non-Change in Control, Non-Cause Termination

If Ms. Longworth or Messrs. Laflamme, Lafave or Vachon had been terminated without cause on December 31, 2011, absent a change in control, they would have received the following benefits under the 2010 executive severance policy described above. Amounts shown for Mr. Garneau are pursuant to his employment agreement, and amounts shown for Messrs. Harvey and Rougeau are pursuant to their severance and consulting agreements.

	Richard Garneau		Jo-Ann Longworth		William G. Harvey		Yves Laflamme		John Lafave		Jacques P. Vachon		Pierre Rougeau
Base Salary (1—2X) (1)	$773,874		$354,060		$850,000	((3)	$687,888		$303,480		$584,705		$419,279	(5)
Avg. of Last Two Annualized Regular Cash Incentive Awards Paid (1—2X) (2)	—		—		453,682	((3)	376,207	(4)	86,481	(4)	396,368	(4)	375,260	(5)
All Other Severance Compensation	481,043	(6)	100,711	(7)	401,592	(8)	188,810	(7)	86,524	(7)	160,488	(7)	396,018	(9)
Total	1,254,917		454,771		1,705,274		1,252,905		476,485		1,141,561		1,190,557

(1)	Assumes annual base salaries for Mr. Garneau, Ms. Longworth and Messrs. Harvey, Laflamme, Lafave and Vachon of $765,000, $350,000, $361,250, $340,000, $375,000 and $289,000, respectively. For Mr. Rougeau, see footnote 5.
(2)	Assumes average annualized incentive awards for Messrs. Harvey, Laflamme, Lafave, Vachon and Rougeau of $226,841, $188,103, $86,481, $198,184 and $375,260, respectively. As of December 31, 2011, no incentive awards had been paid to Mr. Garneau and Ms. Longworth and, pursuant to Mr. Garneau’s employment agreement and the 2010 executive severance policy, respectively, their severance payments as of that date would not have taken into account any incentive awards amounts. For terminations after February 29, 2012, their 2011 STIP awards would be included in a calculation of their severance pay (including for Mr. Garneau, despite the fact that he declined to receive his 2011 STIP award, as described above in the Summary Compensation Table and accompanying narrative). If the 2011 STIP awards were taken into account, Mr. Garneau would receive an additional $203,026, and Ms. Longworth would receive an additional $46,062. For Mr. Rougeau, see footnote 5.

(3)	For disclosure purposes, the severance pay calculations for Mr. Harvey are based on his severance and consulting agreement effective August 31, 2011. The agreement contains a calculation of severance pay equal to two times his base salary plus the average of his annualized awards paid pursuant to the 2007 AIP and the 2010 STIP.
(4)	For disclosure purposes, cash incentive award calculations for Messrs. Laflamme, Lafave and Vachon are based on the average of their annualized 2007 and 2010 regular incentive awards.
(5)	For disclosure purposes, the severance pay calculations for Mr. Rougeau are based on his separation and consulting agreement effective January 17, 2011. The agreement contains a calculation of severance pay based on the 2010 executive severance policy.
(6)	Assumes (i) payment of a 2011 STIP award of $406,051, and (ii) immediate pro rata vesting of 6,976 stock options granted to Mr. Garneau upon emergence in respect of service as a non-employee director, with a fair value of $74,992 under FASB ASC 718. Although Mr. Garneau ultimately declined to receive his 2011 STIP award, he would have been entitled to receive a 2011 STIP award in the event of a termination without cause on December 31, 2011.
(7)	Assumes (i) payment of a 2011 STIP award, (ii) immediate vesting of a pro rata portion of stock options and RSUs, and (iii) outplacement counseling services with a value of $20,000. The number and value of options and RSUs that would vest upon termination is as follows:

1.     Ms. Longworth: a 2011 STIP award of $92,124; 545 options, with a fair value of $4,557 under FASB ASC 718; 277 RSUs, with a fair market value of $4,030.

2.     Mr. Laflamme: a 2011 STIP award of $180,467; 530 options, with a fair value of $4,427 under FASB ASC 718; 269 RSUs, with a fair market value of $3,916.

3.     Mr. Lafave: a 2011 STIP award of $79,163; 545 options, with a fair value of $3,906 under FASB ASC 718; 237 RSUs, with a fair market value of $3,455.

4.     Mr. Vachon: a 2011 STIP award of $153,397; 450 options, with a fair value of $3,763 under FASB ASC 718; 229 RSUs, with a fair market value of $3,328.

The number of options and RSUs for which vesting would have been accelerated represents one month of pro rata vesting of the 2011 annual equity award. Because the first tranche of the emergence equity award vested on December 9, 2011 pursuant to its regular vesting schedule, and no additional full months elapsed before December 31, 2011, no portion of the emergence equity award would have vested on a pro rata basis.

The value of options and RSUs is based on the per-share closing trading price on the NYSE of shares of the Company’s common stock on December 30, 2011, or $14.55, and for options, the Black Scholes value used to determine grant size (i.e., $10.75 for the emergence option awards and $8.36 for the 2011 annual option awards).

(8)	Pursuant to his severance and consulting agreement, as of August 31, 2011, Mr. Harvey was entitled to receive (i) a lump sum payment of $42,500 as a retroactive salary adjustment for the period from January 1, 2011 through August 31, 2011, (ii) a prorated 2011 STIP award of $125,571, (iii) continued vesting of 7,876 stock options, with a fair value of $25,063 under FASB ASC 718, (iv) continued vesting of 1,224 RSUs, with a fair market value of $18,458, (v) reimbursement of legal fees and expenses incurred in the negotiation and documentation of his severance and consulting agreement, estimated for disclosure purposes at the maximum amount of $10,000, (vi) outplacement counseling services with a value of $20,000, and (vii) 2011 post-termination consulting fees in the amount of $160,000. The value of options and RSUs is based on the per-share closing trading price on the NYSE of shares of the Company’s common stock on December 9, 2011, or $15.08, and for options, the Black Scholes value used to determine grant size (i.e., $10.75 for the emergence option awards and $8.36 for the 2011 annual option awards).
(9)

Pursuant to his severance and consulting agreement, as of March 31, 2011, Mr. Rougeau was entitled to receive (i) a prorated 2011 STIP award of $48,886, (ii) continued vesting of 8,340 stock options, with a fair value of $89,655 under FASB ASC 718, (iii) continued vesting of 1,296 RSUs, with a fair market value of $18,857, (iv) reimbursement of legal fees and expenses incurred in the negotiation and documentation of his severance and consulting agreement, estimated for disclosure purposes at the maximum amount of $10,000, and (v) post-termination consulting fees in the amount of $228,620. The value of options and RSUs is based on the per-share closing trading price on the NYSE of shares of the Company’s common stock on December 9, 2011, or $15.08, and for options, the Black Scholes value used to determine grant size (i.e., $10.75 for the emergence option awards and $8.36 for the 2011 annual option awards).

Severance Projection in the Case of Non-Cause or Good Reason Termination Following a Change in Control

If Ms. Longworth or Messrs. Laflamme, Lafave or Vachon had terminated employment for good reason on December 31, 2011, within 12 months following a change in control, they would have received the following amounts under the 2010 executive severance policy described above. Notably, for everyone except Mr. Garneau, the amounts payable upon an eligible termination following a change in control is the same as the amount payable upon an involuntary termination absent a change in control. If Mr. Garneau’s employment had terminated without cause or for good reason on December 31, 2011, within 24 months following a change in control, he would have received the amounts shown pursuant to his change in control agreement.

	Richard Garneau		Jo-Ann Longworth		Yves Laflamme		John Lafave		Jacques P. Vachon
Base Salary (1)	$2,321,622		$354,060		$687,888		$303,480		$584,705
Avg. of Last Two Annualized Regular Cash Incentive Awards Paid (2)	—		—		376,207		86,481		396,368
Welfare payment	30,927		—		—		—		—
2011 STIP award	406,051	(3)	92,124		180,467		79,163		153,397
Outplacement	20,000		20,000		20,000		20,000		20,000
Value of equity awards	74,992	(4)	8,587	(5)	8,343	(5)	7,361	(5)	7,091	(5)

Total pre-tax value	2,853,592		474,771		1,272,905		496,485		1,161,561
Excise tax	—	(6)	—	(7)	—	(7)	—	(7)	—	(7)
Total funding	$2,853,592		474,771		1,272,905		496,485		1,161,561

(1)	Assumes annual base salaries for Mr. Garneau, Ms. Longworth and Messrs. Laflamme, Lafave and Vachon of $765,000, $350,000, $340,000, $375,000 and $289,000, respectively. For Mr. Garneau the severance payment is equal to three times his annual base salary. For Ms. Longworth and Messrs. Laflamme, Lafave and Vachon, the severance payment is equal to one to two times their respective annual base salaries.
(2)	Assumes average annualized incentive awards for Messrs. Laflamme, Lafave and Vachon of $188,103, $86,481 and $198,184, respectively. As of December 31, 2011, no incentive awards had been paid to Mr. Garneau and Ms. Longworth and, pursuant to Mr. Garneau’s change in control agreement and the 2010 executive severance policy, respectively, their severance payments as of that date would not have taken into account any incentive awards amounts. For terminations after February 29, 2012, their 2011 STIP awards would be included in a calculation of their severance pay (including for Mr. Garneau, despite the fact that he declined to receive his 2011 STIP award). If the 2011 STIP awards were taken into account, Mr. Garneau would receive an additional $609,078, and Ms. Longworth would receive an additional $46,062.
(3)	Although Mr. Garneau ultimately declined to receive his 2011 STIP award, he would have been entitled to receive a 2011 STIP award in the event of a termination without cause on December 31, 2011.
(4)	Assumes immediate vesting of 6,976 stock options granted to Mr. Garneau upon emergence in respect of service as a non-employee director, with a fair value of $74,992 under FASB ASC 718.
(5)	Assumes immediate vesting of a pro rata portion of stock options and RSUs. The number and value of options and RSUs that would vest upon termination is as follows:

1.     Ms. Longworth: 545 options, with a fair value of $4,557 under FASB ASC 718; 277 RSUs, with a fair market value of $4,030.

2.     Mr. Laflamme: 530 options, with a fair value of $4,427 under FASB ASC 718; 269 RSUs, with a fair market value of $3,916.

3.     Mr. Lafave: 545 options, with a fair value of $3,906 under FASB ASC 718; 237 RSUs, with a fair market value of $3,455.

4.     Mr. Vachon: 450 options, with a fair value of $3,763 under FASB ASC 718; 229 RSUs, with a fair market value of $3,328.

The number of options and RSUs for which vesting would have been accelerated represents one month of pro rata vesting of the 2011 annual equity award. Because the first tranche of the emergence equity award vested on December 9, 2011 pursuant to its regular vesting schedule, and no additional full months elapsed before December 31, 2011, no portion of the emergency equity award would have vested on a pro rata basis.

The value of options and RSUs is based on the per-share closing trading price on the NYSE of shares of the Company’s common stock on December 30, 2011, or $14.55, and for options, the Black Scholes value used to determine grant size (i.e., $10.75 for the emergence option awards and $8.36 for the 2011 annual option awards).

(6)	In 2011, Mr. Garneau would not have been subject to the change in control excise tax under Section 4999 of the Code. In the event Mr. Garneau had been subject to such excise tax, the aggregate amount of pay and benefits payable to him under his change in control agreement (including the value of any equity awards which become vested upon a change in control) would be reduced as described in the narrative section above. In no event would Mr. Garneau be entitled to a gross-up payment in respect of any excise tax under Section 4999.
(7)	To the extent Ms. Longworth or Messrs. Laflamme, Lafave or Vachon were subject to U.S. taxation in 2011, they could have been subject to the change in control excise tax under Section 4999 of the Code. In no event would they have been entitled to gross-up payments in respect of such tax pursuant to the 2010 executive severance policy or their individual award agreements.

The Company may not take a tax deduction for amounts subject to the change in control excise tax under Section 4999 of the Code. However, in the event of a non-cause or good reason termination on December 31, 2011 following a change in control, no amounts payable to the named executive officers would have subject to taxation under Section 4999.

Separations in 2011

David Paterson

We entered into a separation agreement with Mr. Paterson on December 9, 2010 related to his transition from president and chief executive officer to special executive advisor as of January 1, 2011. Mr. Paterson’s employment terminated on January 31, 2011; he served as a consultant to the Company until July 31, 2011.

On January 31, 2011, Mr. Paterson received or became eligible to receive the following severance benefits pursuant to his separation and consulting agreement:

•

lump sum payment of $1,338,000, which was equal to the sum of 100% of his base salary (as reduced in connection with the emergence from creditor protection) and the average of his last two cash awards paid;

•	continued COBRA premiums under the Company’s medical and dental plans for up to 18 months to the extent he remains eligible;

•	continued entitlement to his full restructuring recognition award;

•	continued eligibility for a 2010 STIP award;

•

in lieu of an award under the 2010 equity incentive plan, a lump sum payment of $430,000 (equal to 25% of the value of the award he would have received under the 2010 equity incentive plan) on July 31, 2011; and

•	reimbursement of reasonable legal fees and expenses incurred in the negotiation and documentation of his separation and consulting agreement up to a maximum of $35,000.

The consulting arrangement was terminable at any time and for any reason, except that if termination occurred or was initiated before the end of the consulting period by the Company other than for cause, by Mr. Paterson for good reason or upon his death or disability, he would have received the full compensation set forth in the next sentence. Mr. Paterson was paid consulting fees of $150,000 per month; he was not entitled to benefits or other amounts from the Company during the consulting term (except as otherwise provided above).

Pursuant to the separation agreement, Mr. Paterson is subject to non-compete, non-solicitation and confidentiality covenants for a period of one year following the termination of the consulting arrangement.

Alain Grandmont

On July 20, 2011, the Company approved the retirement terms for Alain Grandmont, its former senior vice president, human resources and public affairs. Mr. Grandmont served at his then current salary as a special advisor until August 31, 2011, on which date he retired from the Company.

The Company agreed that he would remain eligible for a prorated award under the 2011 STIP and agreed to allow the continued vesting of his awards under the LTIP as though he had not retired, with the options to remain exercisable until December 9, 2015 and the RSUs granted thereunder to be settled in shares of Company common stock. Mr. Grandmont also receives certain additional benefits related to group insurance and pension entitlements.

William G. Harvey and Pierre Rougeau

The Company entered into separation agreements with Messrs. Harvey and Rougeau on July 21, 2011, and January 27, 2011, respectively, the terms and amounts of which are further described above under Tabular Disclosure of Executive Compensation and Severance and Change in Control Arrangements.

INFORMATION ON STOCK OWNERSHIP

The following table includes all our stock-based holdings, as of April 3, 2012, of our directors and the named executive officers, our directors and named executive officers as a group, and all those known by us to be beneficial owners of more than five percent of our common stock.

Name and Address of Beneficial Holder	Number of Shares of Common Stock Beneficially Owned		Percent of Class (1)
Fairfax Financial Holdings Limited	17,503,704	(2)	18.0%
95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7 Canada
Steelhead Partners, LLC	12,711,663	(3)	13.1%
333 108th Avenue NE, Suite 2010 Bellevue, Washington 98004
Foyston, Gordon and Payne Inc.	6,134,668	(4)	6.3%
1 Adelaide Street East, Suite 2600 Toronto, Ontario M5C 2V9 Canada
Donald Smith & Co., Inc.	6,004,888	(5)	6.2%
152 West 57th Street New York, NY 10019
Richard B. Evans	6,259	(6)	*
Richard D. Falconer	3,548	(7)	*
Richard Garneau	2,326	(8)	*
William G. Harvey	9,101	(9)	*
Jeffrey A. Hearn	6,259	(6)	*
John Lafave	3,426	(10)	*
Yves Laflamme	7,009	(11)	*
Jo-Ann Longworth	—		—
Bradley P. Martin	—		—
Alain Rhéaume	6,259	(6)	*
Paul C. Rivett	7,817	(6)	*
Pierre Rougeau	9,637	(12)	*
Michael S. Rousseau	6,259	(6)	*
Jacques P. Vachon	7,325	(13)	*
David H. Wilkins	6,259	(6)	*
Directors and named executive officers as a group (15 persons)	81,484		*

*	Less than 1%
(1)	Based on [97,092,382] shares of outstanding common stock as of April 3, 2012. For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have beneficial ownership of the shares of common stock that the person has the right to acquire within 60 days of the date of determination, as well as the shares of common stock underlying vested stock-settled RSUs or DSUs and vested options. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, all the shares the person or persons has (have) the right to acquire within 60 days, as well as the shares of common stock underlying vested stock-settled RSUs or DSUs and vested options, are deemed to be outstanding but are deemed not to be outstanding for the purpose of computing the percentage ownership of any other person. All numbers listed represent sole investment and voting power unless otherwise indicated.

(2)	Based on an amended Schedule 13D filed on December 6, 2011 jointly by Fairfax Financial Holdings Limited and V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, TIG Insurance Company, Fairmont Specialty Insurance Company, General Fidelity Insurance Company, The North River Insurance Company, Seneca Insurance Company, Inc., Odyssey Reinsurance Company, Clearwater Insurance Company, United States Fire Insurance Company, Markel Insurance Company of Canada, Commonwealth Insurance Company, Federated Insurance Company of Canada, Lombard General Insurance Company of Canada, Lombard Insurance Company, Zenith Insurance Company, Fairfax (Barbados) International Corp. and Wentworth Insurance Company Ltd. Each reporting person reports having shared voting and investment power over the shares it is deemed to beneficially own.
(3)	Based on an amended Schedule 13G filed on February 9, 2012 by Steelhead Partners, LLC, James Michael Johnston, Brian Katz Klein and Steelhead Navigator Master, L.P. James Michael Johnston and Brian Katz Klein report having shared voting and investment power over the shares they may be deemed to beneficially own.
(4)	Based on a Schedule 13G filed by Foyston, Gordon and Payne Inc. on February 14, 2011. The reporting person reports having shared voting and investment power over the shares it is deemed to beneficially own.
(5)	Based on a Schedule 13G filed by on February 13, 2012 by Donald Smith & Co., Inc. and Donald Smith Long/Short Equities Fund, L.P. Donald Smith & Co., Inc. reports having sole voting power over 4,474,586 shares and Donald Smith Long/Short Equities Fund, L.P. reports having sole voting power over 39,551 shares
(6)	Includes 2,326 shares of common stock that may be acquired by exercising vested stock options and 3,933 vested RSUs or DSUs, as the case may be.
(7)	Includes 2,326 shares of common stock that may be acquired by exercising vested stock options and 1,222 vested DSUs.
(8)	Includes 2,326 shares of common stock that may be acquired by exercising vested stock options.
(9)	Includes 7,876 shares of common stock that may be acquired by exercising vested stock options and 1,225 vested RSUs.
(10)	Includes 2,965 shares of common stock that may be acquired by exercising vested stock options and 461 vested RSUs.
(11)	Includes 6,023 shares of common stock that may be acquired by exercising vested stock options and 936 vested RSUs.
(12)	Includes 8,340 shares of common stock that may be acquired by exercising vested stock options and 1,297 vested RSUs.
(13)	Includes 6,301 shares of common stock that may be acquired by exercising vested stock options and 980 vested RSUs.

MANAGEMENT PROPOSALS

Item 1. Vote on the Election of Directors

Composition of the Board

The board fixed the board size at eight members; seven members are standing for reelection and one nominee is standing for election, in each case to hold office until the 2013 annual meeting of stockholders. Each director nominee has been recommended for election by the human resources and compensation/nominating and governance committee and approved and nominated for election by the board. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. Each director nominee has consented to serve if elected. Should any director nominee be unable to stand for election at the annual meeting, proxies will be voted in favor of such other person, if any, recommended by the human resources and compensation/nominating and governance committee and designated by the board.

Board Recommendation

The board unanimously recommends a vote FOR the election to the board of each of Richard B. Evans, Richard D. Falconer, Richard Garneau, Jeffrey A. Hearn, Bradley P. Martin, Alain Rhéaume, Michael S. Rousseau and David H. Wilkins.

Nominees

Richard B. Evans Age: 64 Director since: 2007

Mr. Evans served on Bowater’s board from 2003 through the combination of Abitibi-Consolidated Inc. and Bowater into AbitibiBowater Inc., and has been the Company’s chair since February 2009.

He served as interim chairman and chief executive officer of Constellium, formerly Alcan Engineered Products, from November 2011 to February 2012. He was president and chief executive officer of Alcan Inc. from 2006 until its merger with Rio Tinto Aluminum in October 2007. From 2007 through 2009, he served as executive director of Rio Tinto PLC and Rio Tinto Ltd., and chief executive officer of Rio Tinto Alcan (a wholly-owned subsidiary of Rio Tinto). From October 2005 to March 2006, he was chief operating officer of Alcan Inc. and from 1997 to 2005, he held several executive positions with that company, including executive vice president for aluminum fabrication, Europe, executive vice president for fabricated products, North America and president of Alcan Aluminum Corporation.

Mr. Evans is the former chairman of the International Aluminum Institute. He also serves on the board of CGI Group Inc. (NYSE; Toronto Stock Exchange) and Noranda Aluminum Holding Corporation (NYSE), and is the lead independent director with Constellium (private company). He has served in the last five years on the boards of Alcan Inc. (NYSE; Toronto Stock Exchange; no longer a public company), Rio Tinto plc (London Stock Exchange; NYSE (ADRs)) and Rio Tinto Limited (Australian Stock Exchange).

Director qualifications:

	•	Management/operating experience — former president and chief executive officer and former executive director of a large multinational resources company

Richard D. Falconer Age: 67 Director since: 2010

Mr. Falconer has served on the Company’s board since the emergence date.

He was vice chairman and managing director of CIBC World Markets Inc. until he retired in 2010. He joined Wood Gundy (now a division of CIBC World Markets Inc.) in 1970; his previous roles include financial analyst, director of research and co-head of investment banking. He has experience advising companies in the forest products industry.

Mr. Falconer is a board member of Chorus Aviation Inc. (Toronto Stock Exchange) and of the Bridgepoint Health Foundation and chair of their Campaign Cabinet Committee.

Director qualifications:

	•	Professional services & financial experience — senior position in Canadian investment banking industry

	•	Management/operating experience — former vice chairman and managing director of a large Canadian investment banking firm

Richard Garneau Age: 64 Director since: 2010

Mr. Garneau has served on the board since June 2010 and has been our president and chief executive officer since January 1, 2011.

He served as president and chief executive officer of Catalyst Paper Corporation from 2007 through 2010 and as vice president of pulp and paper operations with Domtar Inc. from 2005 through 2007. He also held a variety of roles at Norampac, Copernic.com, Future Electronics, St. Laurent Paperboard, Finlay Forest Industries and Donohue Inc.

He serves on no other public company board of directors.

Director qualifications:

	•	Management/operating experience — experienced chief executive officer and senior executive officer with large publicly-held forest products industry companies
	•	Professional services & financial/accounting experience — chartered accountant

Jeffrey A. Hearn Age: 60 Director since: 2010

Mr. Hearn has served on the Company’s board since the emergence date.

He retired from International Paper in April 2009, where he served as vice president and project executive and previously held various other general business management and technology management positions in the U.S. and Brazil. Prior to his return to the U.S. with International Paper, Mr. Hearn was president and chief executive officer of Weldwood of Canada from 2000 to 2002. Mr. Hearn has also served as chair of the Paperboard Mfg. and Converting Section of the American Forest Products Association and former vice-chair of the Forest Products Association of Canada. He was also Industry CEO representative for the B.C. Forest Products Forest Practices Reform Initiative.

He serves on no other public company board of directors.

Director qualifications:

	•	Management/operating experience — experienced executive officer with large publicly-held forest products industry companies
	•	Politics/government relations — experienced executive officer with trade associations in the forest productions industry

Alain Rhéaume Age: 60 Director since: 2010

Mr. Rhéaume has served on the Company’s board since the emergence date.

He is founder and a managing partner at Trio Capital Inc. Before then he was executive vice president and president of Fido, a subsidiary of Rogers Wireless Communications Inc., a role he assumed when Microcell Telecommunications Inc. was acquired by Rogers. Mr. Rhéaume was president and chief operating officer and previously served as chief financial officer of Microcell. Previously, Mr. Rhéaume was associate deputy minister of finance from 1987 to 1992 and deputy minister of finance from 1992 to 1996 in the provincial government of Québec.

He currently serves as a director of the Canadian Public Accountability Board, the Canadian Investors Protection Fund, Boralex Inc. (Toronto Stock Exchange) and Redline Communications Group Inc. (Toronto Stock Exchange). He has served in the last five years on the boards of ACS Income Trust Fund (Toronto Stock Exchange; no longer a public company), Quebecor World Inc. (NYSE, Toronto Stock Exchange; no longer a public company), Diagnocure Inc. (Toronto Stock Exchange), Kangaroo Media Inc. (Toronto Stock Exchange Venture Exchange; no longer a public company) and other private companies.

Director qualifications:

	•	Politics/government relations and financial/accounting experience — various senior finance positions with the government of the province of Quebec
	•	Management/operating experience — several senior executive positions in the hi-tech industry

Bradley P. Martin Age: 52 Nominee

Mr. Martin has been nominated to serve on the board.

Since March 9, 2012, he has served as vice president for strategic investments with Fairfax Financial Holdings Limited. He had been vice president and chief operating officer of Fairfax Financial Holdings Limited since January 2007, and its corporate secretary since 2002. Before joining Fairfax in 1998, he was a partner with Torys LLP, a leading Canadian business law firm, specializing in mergers and acquisitions and securities laws.

Mr. Martin currently serves as chairman of Ridley Inc. (Toronto Stock Exchange) and chairman of Imvescor Restaurant Group Inc. (Toronto Stock Exchange). He has served in the last five years on the boards of Hub Group Limited (New York Stock Exchange), Odyssey Re Group Limited (New York Stock Exchange) and Northbridge Financial Corporation (Toronto Stock Exchange).

Director qualifications:

	•	Professional services & financial experience — currently chief operating officer of a Canadian financial services company; former partner with a Toronto-based law firm
	•	Management/operating experience — experienced executive officer with large publicly-traded company

Michael S. Rousseau Age: 54 Director since: 2010

Mr. Rousseau has served on the Company’s board since the emergence date.

He has been executive vice president and chief financial officer of Air Canada since October 2007. He served as president of Hudson’s Bay Company from 2006 to 2007, and as executive vice president and chief financial officer from 2001 to 2006. Prior to Joining Hudson’s Bay Company in 2001, he held senior executive financial positions at other large international corporations, including Moore Corporation in Chicago, Silcorp Limited and the UCS Group (a division of Imasco Limited).

Mr. Rousseau currently serves on the board of EnerCare Inc. (Toronto Stock Exchange) and served as a trustee of Golf Town Income Fund (Toronto Stock Exchange) in the last five years.

Director qualifications:

	•	Professional services — chartered accountant

• Management/operating experience — experienced executive with large publicly-traded companies • Financial/accounting experience — currently chief financial officer with Canada’s largest airline

David H. Wilkins Age: 65 Director since: 2010

Ambassador Wilkins has served on the Company’s board since the emergence date.

He was nominated by President George W. Bush as United States ambassador to Canada in 2005, a position he held until January 20, 2009. Before this appointment, he practiced law for 34 years in Greenville, South Carolina, and has extensive experience in civil litigation and appellate practice. He was elected to the South Carolina House of Representatives in 1980 and served 25 years, culminating in his service as speaker of the House. He is currently a partner at Nelson Mullins Riley & Scarborough LLP and chairs the Public Policy and International Law practice group. He is also former mayor of Greenville, South Carolina.

He serves on no other public company board of directors, but serves on other private company boards.

Director qualifications:

•     Professional services — experienced lawyer in public policy and international law

•     Politics/government relations — former U.S. ambassador to Canada and elected representative

Item 2. Vote on the Amendment to Change the Company’s Name to “Resolute Forest Products Inc.”

On March 20, 2012, the board approved an amendment to the Company’s Third Amended and Restated Certificate of Incorporation to change the Company’s name from “AbitibiBowater Inc.” to “Resolute Forest Products Inc.”, subject to stockholder approval. If approved by the stockholders, Article One of the Company’s Third Amended and Restated Certificate of Incorporation will be amended to read as follows:

“FIRST: The name of the corporation is Resolute Forest Products Inc.”

Reason for the Name Change

The Company identity change follows an initiative, launched in April 2011, in which employees were invited to suggest a new name. An internal selection committee and the executive team chose Resolute Forest Products from among approximately 1,400 employee submissions. We believe that the identity change serves as an opportunity to reposition the Company and to redefine ourselves with our customers, shareholders and the communities in which we live and work.

The name change will not affect the validity or transferability of currently outstanding stock certificates, and stockholders will not be requested to surrender for exchange any certificates presently held by them. Following the name change, the common stock will continue to be listed on the NYSE, but it will be assigned a new CUSIP number. In connection with the name change, the Company anticipates filing an application with the NYSE to change the common stock’s ticker symbol from “ABH” to “RFP.” It is anticipated that the ticker symbol change would be effective at the same time as the name change.

If the name change is approved by stockholders, it will become effective upon the filing of a certificate of amendment to the Company’s Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which we expect to occur as soon as practicable after the annual meeting.

Vote Needed for Approval

Approval of the amendment to the Company’s Third Amended and Restated Certificate of Incorporation to change the Company’s name to “Resolute Forest Products Inc.” requires the affirmative vote of a majority of outstanding stock entitled to vote on the proposal at the annual meeting.

Board Recommendation

The board unanimously recommends a vote FOR the approval of the amendment to the Third Amended and Restated Certificate of Incorporation to change the Company’s name to “Resolute Forest Products Inc.” Unless a contrary choice is specified, proxies solicited by the board will be voted FOR this proposal.

Item 3. Vote on the Ratification of the Appointment of PricewaterhouseCoopers LLP

The audit committee appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012. Our organizational documents do not require that our stockholders ratify the appointment of the independent registered public accounting firm, but we do so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the appointment, the audit committee will reconsider whether to retain PwC, but still may retain them. Even if the appointment is ratified, the audit committee may change, in its discretion, the appointment at any time if it determines that it would be in the best interests of our Company and our stockholders to do so.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The audit committee’s policy is to pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm, including audit-related, tax and other services. The audit committee pre-approved all audit and permissible non-audit services provided by PwC in 2011.

The Company’s chief financial officer, chief accounting officer (or another officer designated by the board) and the independent registered public accounting firm must submit to the audit committee a request to provide any service that requires pre-approval. Each request must include a statement as to whether the independent registered public accounting firm and the submitting officer view the provision of the requested services as consistent with the SEC’s rules on auditor independence. The request must be sufficiently detailed to enable the audit committee to precisely identify the services requested. The audit committee may delegate pre-approval authority to its chair or one or more other committee members, but not to management. Any committee member with delegated authority must report all pre-approval decisions to the audit committee at its next scheduled meeting.

Other Information

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

Audit Fees and All Other Fees

Fees paid. The following table contains certain information on the fees paid to PwC for professional services rendered in the years ended December 31, 2011 and 2010.

Fee category	2011 fees	2010 fees
	(in thousands)
Audit fees	$3,909	$7,848
Audit-related fees	69	29
Tax fees	18	29
All other fees	81	53

Total fees	$4,077	$7,959

•

Audit fees. Audit fees consist of fees billed for professional services rendered for the audits of annual consolidated financial statements and internal control over financial reporting, review of interim consolidated financial statements included in quarterly reports on Form 10-Q and other services provided in connection with statutory and regulatory filings or engagements.

•	Audit-related fees. Audit-related fees consist primarily of fees for other attestation engagements.

•	Tax fees. Tax fees in each of 2011 and 2010 consisted primarily of tax compliance services planning and consulting for certain of our subsidiaries.

•	All other fees. All other fees in each of 2011 and 2010 consist mainly of translation services for the Company’s periodic reports.

Board Recommendation

The board unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2012 fiscal year. Unless a contrary choice is specified, proxies solicited by the board will be voted FOR ratification of the appointment.

Item 4. Advisory vote to approve executive compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the “Dodd-Frank Act,” requires that we give our stockholders the ability to cast a non-binding advisory vote on the compensation of our named executive officers. This vote is commonly referred to as the “say-on-pay” vote. At our 2011 annual meeting, a majority of stockholders voted, consistent with the recommendation of the Company’s board of directors, to hold a stockholder advisory vote on a resolution to approve the compensation of the Company’s named executive officers annually. Accordingly, we intend to provide annual say-on-pay votes.

The compensation of our executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the board believes, serves to promote the creation of long-term stockholder value and to position the Company for long-term success. As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the mix of fixed and performance-based compensation and short-term and long-term incentive awards is designed to enable the Company to attract and retain top quality executive talent while, at the same time, creating a close relationship between performance and compensation. Our human resources and compensation/nominating and governance committee and the board believe that the design of the program and the compensation awarded to our named executive officers thereunder fulfill this objective.

We are asking for stockholder approval of the compensation of our named executive officers, as we’ve disclosed in this proxy statement in accordance with SEC rules. The compensation disclosures are contained under the heading Compensation Discussion and Analysis, the compensation tables and the narrative discussion accompanying the compensation tables. This vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.

Accordingly, the board is requesting your approval of the following non-binding resolution:

RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table, the other related tables and the accompanying narrative.

This vote is advisory and therefore not binding on the Company, our human resources and compensation/nominating and governance committee, or the board. Nevertheless, the board and human resources and compensation/nominating and governance committee value the opinions of our stockholders and will review the voting results in connection with their ongoing evaluation of the Company’s compensation programs.

Board Recommendation

The board unanimously recommends a vote FOR the approval of the Company’s executive compensation. Unless a contrary choice is specified, proxies solicited by the board will be voted FOR this proposal.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors oversees our financial reporting, internal controls and audit function process on behalf of the board. The Company’s management is responsible for the financial statements and for maintaining effective internal control over financial reporting.

In carrying out its oversight responsibilities, the audit committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2011. The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with PricewaterhouseCoopers LLP the firm’s independence.

Based on the review and discussions referred to above, the audit committee recommended to the board that the audited financial statements for the year ended December 31, 2011 be included in the Company’s 2011 annual report on Form 10-K for filing with the SEC.

Richard D. Falconer

Alain Rhéaume (chair)

Michael S. Rousseau

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and 10% stockholders to file reports of holdings and transactions in common stock, (including the shares of pre-emergence common stock issuable upon the exchange of the exchangeable shares of the former AbitibiBowater Canada Inc., before they were canceled on the emergence date), with the SEC. Those persons are also required to furnish the Company with copies of all section 16(a) reports they file, which we post on our website at www.resolutefp.com/investors/sec_filings.

As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing section 16 reports on their behalf. Based on a review of the copies of such reports and on written representations from the Company’s directors and executive officers, the Company believes that all section 16(a) filing requirements applicable to the Company’s directors, executive officers and stockholders were complied with during the most recent fiscal year, except that three Form 4 filings were not timely filed in connection with DSUs credited to Mr. Falconer’s account under the 2011 director deferred compensation plan as a result of the deferral of his 2011 fees under the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the individuals who served as members of the Compensation Committee during 2011 was an officer or employee of the Company during 2011 or at any time in the past nor had reportable transactions with the Company.

OTHER BUSINESS

There are no other matters that the board currently intends to present, or has reason to believe others will present, at the annual meeting. If other matters come before the meeting, the persons named in the accompanying form of proxy will vote on them in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY

To be considered for inclusion in next year’s proxy statement, stockholder proposals submitted in accordance with the SEC’s Rule 14a-8 must be received at our principal executive offices no later than the close of business on December 21, 2012. Proposals should be addressed to the corporate secretary, Resolute Forest Products, 111 Duke Street, Suite 5000, Montréal, Québec, Canada H3C 2M1.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Our by-laws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8 but instead is sought to be presented directly at the 2013 annual meeting be made by way of a “notice of business,” as further described in the by-laws. To be timely, the notice of business must be delivered personally or mailed to, and received at, our principal executive offices, addressed to the corporate secretary, by no earlier than 90 days and no later than 60 days before the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, a notice of business must be received no earlier than February 22, 2013 and no later than March 24, 2013. The notice of business should be addressed to the corporate secretary, Resolute Forest Products, 111 Duke Street, Suite 5000, Montréal, Québec, Canada H3C 2M1.

ADDITIONAL INFORMATION

We will furnish, without charge to a stockholder, a copy of the annual report on Form 10-K (including the financial statements and financial schedules incorporated by reference therein but not including the exhibits, which are available upon payment of a reasonable fee) for the year ended December 31, 2011, filed with the SEC. A copy of such report may be obtained upon written request to the Company at Corporate Secretary, Resolute Forest Products, 111 Duke Street, Suite 5000, Montréal, Québec, Canada H3C 2M1. The annual report on Form 10-K and all of the Company’s filings with the SEC can be accessed through our website at www.resolutefp.com/investors/sec_filings.

PRELIMINARY COPY IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead methods of outlined mailing below your proxy, to vote you your may proxy. choose one of the voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies 1:00 a.m. submitted , Central Time, by the on Internet May 23, or 2012. telephone must be received by Vote by Internet Go to www.envisionreports.com/ABH Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The board recommends a vote FOR all nominees, FOR Proposals 2, 3 and 4. 1. Election of directors: For Withhold For Withhold For Withhold 01 - Richard B. Evans 02 - Richard D. Falconer 03 - Richard Garneau 04 - Jeffrey A. Hearn 05 - Bradley P. Martin 06 - Alain Rhéaume 07 - Michael Rousseau 08 - David H. Wilkins B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 01GA4C C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 1 3 7 3 4 3 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

PRELIMINARY COPY IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — ABITIBIBOWATER INC. AbitibiBowater Inc. (d/b/a Resolute Forest Products) 111 Duke Street, Suite 5000 Montréal, Québec Canada H3C 2M1 Proxy solicited by AbitibiBowater Inc. (d/b/a Resolute Forest Products) on behalf of the board of directors for the 2012 annual meeting of stockholders to be held on May 23, 2012. Richard Garneau and Jacques P. Vachon (the “proxies”), or either of them, each with the full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers that the undersigned would possess if personally present at the 2012 annual meeting of stockholders of AbitibiBowater Inc. (d/b/a Resolute Forest Products) to be held on May 23, 2012 and at any postponement or adjournment thereof. The proxies shall vote subject to the direction indicated on the reverse side of this proxy card. If no such direction is indicated, the proxies will vote as the board of directors recommends. The proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournment or postponement thereof. The board of directors recommends a vote FOR all the nominees listed, FOR the approval of the amendment to the certificate of incorporation to change the Company’s name to “Resolute Forest Products Inc.”, FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year and FOR approval of the Company’s executive compensation. (Items to be voted appear on reverse side.)